PROSPECTUS AS FILED PURSUANT TO RULE 424(b)3
                          REGISTRATION NO. 333-132031

                    HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

                        49,637,499 SHARES OF COMMON STOCK
                                ----------------

This prospectus relates to the resale by the selling stockholders of up to 49,637,499 shares of our common stock, including up to 17,416,666 (in addition to sufficient shares of common stock to cover a contractual obligation to register 175% of the number of shares of common stock underlying the convertible notes, equaling an aggregate total of 30,479,166 shares of common stock) underlying secured convertible notes in a principal amount of $5,225,000 and up to 19,158,333 shares of common stock issuable upon the exercise of common stock purchase warrants. The secured convertible notes are convertible into our common stock at $.30. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

Our common stock is registered under Section 15(d) of the Securities Exchange Act of 1934 and is listed on the Over-The-Counter Bulletin Board under the symbol "HQSM". The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on April 19, 2006, was $0.32.


The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                                ----------------

The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled "Risk Factors" on pages 11 through 24.

                 The Date of this Prospectus is: June 15, 2006.

All dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                Table of Contents

The following table of contents has been designed to help you find important information contained in this prospectus. We have included subheadings to aid you in searching for particular information to which you might want to return. You should, however, read the entire prospectus carefully.



Prospectus Summary                                                             6
Risk Factors                                                                  11
Use Of Proceeds                                                               24
Market For Common Equity And Related Stockholder Matters                      25
Management's Discussion And Analysis Of Financial Condition And
  Results Of Operations                                                       13
Dilution                                                                      25
Dividends                                                                     26
Selling shareholders                                                          27
Plan Of Distribution                                                          32
Legal Proceedings                                                             33
Directors, Executive Officers, Promoters and Control Persons                  33
Security Ownership Of Certain Beneficial Owners And Management                37
Description of Securities                                                     38
Legal Matters                                                                 41
Experts                                                                       41
Disclosure of Commission Position of Indemnification for
  Securities Act Liabilities;
Anti-takeover, Limited Liability and Indemnification  Provisions              41
Organization within Last Five Years                                           42
Description of Business                                                       45
Management's Discussion and Analysis of Financial Condition and
  Results of Operations                                                       57
Description Of Properties                                                     65
Certain Relationships And Related Transactions                                66
Executive Compensation                                                        66
Financial Statements                                                          71
Changes in and Disagreements With Accountants On Accounting and
  Financial Disclosure                                                        71
Available Information                                                         71

                               PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements.

As used in this prospectus, "we", "us", "our", "HQSM" or "our company" refers to HQ Sustainable Maritime Industries, Inc. and all of its subsidiaries and affiliated companies.

About Our Company

HQ Sustainable Maritime Industries, Inc. was initially incorporated as Sharon Capital Corporation, or Sharon, on September 21, 1989 under the laws of the State of Nevada. Sharon was a "blind pool/blank check" corporation organized for the purpose of purchasing, merging with or acquiring a business or assets from another company. In July 1990, Sharon was changed to PEI, Inc., which was subsequently changed to Process Equipment, Inc. in November 1990. On March 17, 2004, Process Equipment, Inc., Process Equipment Acquisition Corporation, a Nevada corporation and wholly-owned subsidiary of Process Equipment, Inc., or PEAC, and Jade Profit Investment Limited, or Jade, a British Virgin Islands limited liability corporation, entered into an agreement and plan of merger. Pursuant to that agreement, Process Equipment, Inc., through PEAC, acquired Jade, and 84.42% ownership in Jade's subsidiary Hainan Quebec Ocean Fishing Co. Ltd, a People's Republic of China, limited liability corporation, which we refer to as HQOF. As a result of that transaction, HQOF became our main operating subsidiary. In April of 2004, pursuant to the above agreement and plan of merger, the board of directors of Process Equipment, Inc. and a majority of the stockholders approved a name change and change of domicile of that company to Delaware via a merger with the newly formed wholly-owned Delaware subsidiary, HQSM. The name change, change of domicile and merger became effective on May 19, 2004, with HQSM being the surviving entity in the merger and acquiring all the assets and liabilities of Process Equipment, Inc. On August 17, 2004, we entered into a Purchase Agreement with Sino-Sult Canada (S.S.C.) Limited, a Canadian limited liability corporation ("SSC"), whereby we acquired Sealink Wealth Limited ("Sealink"), SSC's wholly owned subsidiary incorporated in the British Virgin Islands. Sealink is the sole owner of Hainan Jiahua Marine Bio-Products Co. Ltd., a limited liability company existing in China ("Jiahua Marine") which is primarily engaged in the production and sales of marine bio-products and healthcare products in the PRC, as described in more detail in the above current report. Also as previously disclosed, in the same report, SSC is owned by three of our current directors and executive officers who are also, together, indirect beneficial owners of the majority of our capital stock.

Further, as previously disclosed in the above report, effective August 17, 2004, HQSM caused Jade Profit Investment Limited, its wholly-owned subsidiary, to acquire the minority equity interest equal to 15.58% that Jade did not already own in HQOF, HQSM's principal operating subsidiary. This purchase was effected by Jade pursuant to the Purchase Agreement, dated as of August 17, 2004, between Jade and Hainan Fuyuan Investment Company Limited, the holder of the minority equity interest of HQOF being acquired by Jade. Jade has previously obtained all requisite governmental approvals in the PRC in order to consummate this transaction.

HQSM and its subsidiaries, collectively referred to in this report as the Group, is principally engaged in the vertically integrated business of aquaculture through co-operative supply agreements, ocean product harvesting, and processing and sales of farm-bred and ocean harvested aquatic products. The principal products of HQOF are cross-bred hybrid of tilapia and white-legged shrimp exporting, directly and indirectly, to the United States, Canada, Japan and European countries. The major market is for export.

The Group has also engaged in the production and sales of marine bio-products and healthcare products in the PRC. The principal products of Hainan Jiahua Marine Bio-Product Company Limited (wholly-owned subsidiary of Sealink) are Shark Cartilage Capsule, Shark Liver Oil and Shark Liver (Soft gel). The major market for these products is the PRC.

Our principal executive office is located at Melbourne Towers, 1511 Third Avenue Seattle, suite 788, WA. 98101 USA Tel. 206-621-9888, Facsimile No.: 206-621-0318

The URL for our website is http://www.hqfish.com.

 About Our Products

We have a series of tilapia, shrimp and other harvestable products mainly in the following forms:

o  Tilapia:   whole   round   frozen   tilapia;   gutted  and  scaled   tilapia;
boneless-skinless tilapia fillet as well as skin-on Tilapia fillet;

o Shrimp: head-on, shell-on; headless, shell-on; peeled, tail-on; peeled and deveined; peeled and undeveined principally white leg shrimp and ocean caught and ocean farmed shrimp (for instance, tiger shrimp); and

o Products harvested by others
and processed in the Company's plant: ribbonfish, mackerel, bream, squid and prawns.

                               The Resale Offering

Issuer                           HQ Sustainable Maritime Industries, Inc.

Securities Being Offered         up  to   30,479,166   shares  of  common  stock
                                 underlying secured convertible notes in the principal amount of $5,225,000 (includes a good faith estimate of the 175% of the shares underlying secured convertible notes)

Class A  Warrants                up to 8,708,333 shares of common stock issuable
                                 upon the exercise of Class A common stock purchase warrants at an exercise price of $0.35 per share;

Class B Warrants                 up  to   10,450,000   shares  of  common  stock
                                 issuable upon the exercise of Class A common stock purchase warrants at an exercise price of $0.40 per share

Common Stock issued              Before  the   exercise   of  any   warrants  or
and outstanding                  conversion of the Notes: 117,095,225.

                                 The selling shareholders are each contractually limited in the number of shares of common stock underlying the secured convertible notes and warrants they can receive upon conversion in that such selling shareholders would not result in beneficial ownership by the selling shareholders and its affiliates of more than 4.99% of the outstanding shares of common stock of the Company on such conversion date.

Use of Proceeds                  We will not receive any proceeds  from the sale
                                 of our common stock by the Selling Shareholders although we will receive proceeds from the exercise of certain warrants (the underlying shares of common stock are being registered in this Prospectus).


EXPLANATORY NOTE: On January 25, 2006, we entered into a Securities Purchase Agreement with certain accredited investors. Any issuance of shares of common stock pursuant to the Securities Purchase Agreement and issuance of shares underlying the Class A and Class B Warrants that would require us to issue shares of common stock in excess of our authorized capital is contingent upon us obtaining shareholder approval to increase our authorized shares of common stock from and filing the certificate of amendment to our certificate of incorporation.

SECURITIES PURCHASE AGREEMENT

To obtain funding for our ongoing operations, effective January 25, 2006, the Company closed on a financing transaction with a group of private investors ("Investors") of $5,225,000. After deducting commissions and other costs of the offering of $522,500, the Company shall receive proceeds of $4,702,500.00. The financing consisted of two components: (a) promissory notes of the Company ("Note" or "Notes"), in the principal aggregate amount of $5,225,000, due January 25, 2008, such Notes convertible into shares of the Company's common stock, $0.001 par value (the "Common Stock") at a per share conversion price at the rate of $0.30 per share of Common Stock; and (b) Class A and Class B Warrants registered in the name of each Investor.

The Notes are due January 25, 2008. The Notes are convertible into shares of the Company's Common Stock at a per share conversion price at the rate of $0.30 per share of Common Stock. The Notes shall accrue interest on the principal amount of the Notes at a rate per annum of eight percent (8%) from January 25, 2006 and shall be payable, in arrears, subject to the terms and conditions of the Notes, together with principal amount payments, on January 25, 2008.

One Class A Warrant and one Class B Warrant will be issued for each two shares of Common Stock which would be issued on the Closing Date assuming the complete conversion of the Note issued on the Closing Date at the rate of $0.30 per share of Common Stock. The exercise price to acquire a share of Common Stock upon exercise of a Class A Warrant shall be $0.35. The exercise price to acquire a share of Common Stock upon exercise of a Class B Warrant shall be $0.40. The Class A Warrants shall be exercisable until January 25, 2009 (three (3) years after the closing of the financing). The Class B Warrants shall be exercisable until January 25, 2011 (five (5) years after the closing of the financing). The Company also issued to certain Finders, Warrants to purchase 1,741,667 shares of Common Stock similar to and carrying the same rights as the Class B Warrants issuable to the Investors except that the exercise price shall be $0.35 per Warrant Share.

Our selling shareholders have contractually agreed to restrict their ability to convert or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

                            SUMMARY OF FINANCIAL DATA

                     (in thousand, except per share amounts)

The summary of financial data as of and for the year ended December 31, 2004 and December 31, 2005 is derived from and should be read in conjunction with our audited financial statements for the year ended December 31, 2004 and December 31, 2005, including the notes to those financial statements, which are included elsewhere in this registration statement along with the section titled "Management's Discussion and Analysis or Plan of Operation". The summary of financial data is derived from and should be read in conjunction with audited financial statements and notes to financial statements for years ended December 31, 2004 and December 31, 2005 and the unaudited financial statements and notes to financial statements for the three months ended March 31, 2006 and March 31, 2005.


                                                    December 31,   December 31,
                                                        2005           2004
                                                      (Audited)
                                                    ------------   ------------

Net sales                                           $ 27,553,030   $ 21,191,492
                                                    ------------   ------------

Costs and expenses
   Costs of sales                                     16,002,911     16,082,992
   General and Administrative                          6,332,950      4,316,130
   Depreciation                                          961,295        615,120
   Interests expenses                                    360,782        406,840
   Income taxes                                          640,994        216,544
   Minority interests (Revenues)                               0        (62,191)
                                                    ------------   ------------

                                                      24,298,932     21,575,435
                                                    ------------   ------------

Net income(Loss)                                    $  3,254,098   $   (383,943)
                                                    ============   ============

Basic & diluted earnings per share                  $       0.03   $      (0.01)
                                                    ============   ============

Weighted average common shares
                   Basic                             102,764,361     49,199,528
                   Diluted                           103,312,264     49,199,528

                                                     March 31,       March 31,
                                                       2006            2005
                                                    (Unaudited)     (Unaudited)
                                                   ------------    ------------
SALES                                              $  6,885,340    $  3,016,886
COST OF SALES                                         4,353,455       1,299,166
                                                   ------------    ------------
GROSS PROFIT                                          2,531,885       1,717,720
SELLING AND DISTRIBUTION EXPENSES                        69,168          40,608
ADVERTISING                                           1,112,735       1,000,819
GENERAL AND ADMINISTRATIVE                            1,003,470         626,941
   EXPENSES
DEPRECIATION                                            234,448         240,272
PROVISION FOR DOUBTFUL ACCOUNTS                         183,930          38,352
                                                   ------------    ------------

(LOSS) FROM OPERATIONS                                  (71,866)       (229,272)
FINANCE COSTS                                           605,877          91,708
OTHER EXPENSES                                           36,167          67,126
                                                   ------------    ------------

(LOSS) BEFORE INCOME TAXES                             (713,910)       (388,106)
INCOME TAXES
  CURRENT                                                83,385          32,819

  DEFERRED                                               34,885          17,043
                                                   ------------    ------------
 NET LOSS ATTRIBUTABLE TO SHAREHOLDERS             $   (832,180)       (437,968)
                                                   ============    ============
 NET PROFIT PER SHARE                              $      (0.01)          (0.00)
                                                   ============    ============
WEIGHTED AVERAGE COMMON SHARE
    OUTSTANDING                                     116,803,336      96,194,971
                                                   ============    ============

                                  RISK FACTORS

In addition to the other information included in this Form SB-2, we are subject to various risk factors. An investment in our common stock being offered for resale by the selling shareholders is very risky. You should carefully consider the risk factors described below, together with all other information in this prospectus before making an investment decision. Additional risks and uncertainties not presently foreseeable to us may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating To Our Company
-----------------------------

We have no long-term agreements with customers or distributors; should they discontinue to do business with us, our business and profitability may be adversely affected.

Currently, most of our immediate customers are distributors who resell our products to other customers. Our sales arrangement with these distributors are generally short-term in nature and we have not formed or engaged in any agency or distributorship arrangements with such distributors. In the event that some of these distributors cease to purchase our products, our business and profitability may be adversely affected. Even if we are able to procure agency or distributorship arrangements, there is no guarantee that such arrangements will be exclusive in procuring the domestic and/or export sales of our products.

We rely on co-operative suppliers and any adverse changes in these relationships may adversely affect us.

We have developed a co-operative network in Hainan Province for the supply of tilapia and shrimp by entering into co-operative supply agreements with various co-operative suppliers, who are aquaculture farmers in Hainan Province. Pursuant to the co-operative supply agreements, HQOF is assured the necessary supply of aquatic products from its cooperative suppliers. The continuance and smooth operations of this co-operative network are essential in ensuring cost efficiency and the timely fulfillment of our customer orders. Any adverse change to the co-operative network, including any early termination or non-renewal of any material supply agreement or any failure of the suppliers to fulfill the obligations under the supply agreement, may result in a material adverse effect on our business model, operation and competitiveness.

If we are not able to implement our strategies in achieving our business objectives, our business operations and financial performance may be adversely affected.

Our business plan is based on circumstances currently prevailing and the bases and assumptions that certain circumstances will or will not occur, as well as the inherent risks and uncertainties involved in various stages of development. However, there is no assurance that we will be successful in implementing our strategies or that our strategies, even if implemented, will lead to the successful achievement of our objectives. If we are not able to successfully implement our strategies, our business operations and financial performance may be adversely affected.

We depend on the availability of additional resources for future growth.

We are currently experiencing a period of significant growth in terms of sales volume. We believe that our continued expansion is essential for us to remain competitive and to capitalize on the growth potential of our business. Such expansion may place a significant strain on our management and operational and financial resources. As the scale of our operations grows, we will have to continually improve our management, operational and financial systems, procedures and controls, and expand our workforce. The expansion of our business operations may also involve co-operation, or development of new relationships, with third parties, such as customers and suppliers. There can be no assurance that our existing or future management, operational and financial systems, procedures and controls will be adequate to support our operations, or that we will be able to recruit, retain and motivate our personnel. There can also be no assurance that we will be able to establish, develop or maintain the business relationships beneficial to our operations. Failure to manage growth effectively could have a material adverse effect on our business and the results of our operations and financial condition.

We depend on key management personnel, and the loss of any of their services could materially adversely affect us.

Our operations are dependent upon the experience and expertise of a small number of key management personnel. Our future results will depend significantly upon the efforts of these persons, in particular, Mr. Harry Wang, Ms. Lillian Wang Li and Mr. Norbert Sporns. The loss of the service of any of them for any reason could have a material adverse effect on the business, and the results of our operation and financial condition.

We depend on supply of raw materials, and any adverse changes in such supply or the costs of raw materials may adversely affect our operations.

We currently obtain all of our raw materials from various aquaculture farms in Hainan Province and are, therefore, dependent on a stable and reliable supply of such raw materials in the region. The supply of these raw materials can be adversely affected by any material change in the climatic or environmental conditions in the Hainan province, which may, in turn, have a material adverse effect on the cost of our raw materials and on our operations.

We do not maintain any product liability insurance, and we could therefore be adversely affected by product liability claims against us.

During the past four years, we have not purchased or maintained any liability insurance for our tilapia or shrimp products. We believe that there are valid reasons for not purchasing this liability insurance. However, our tilapia and shrimp products are sold in the PRC domestic market as well as exported to locations in the United States, Canada, Japan and some European countries. There is a possibility that our customers, or the ultimate buyers of our products, may have adverse reactions to the tilapia and shrimp products that we process and sell. Any adverse reaction may result in actual or potential product liability claims to the Group. Accordingly, any significant product liability claim may have an adverse effect on our reputation and profitability.

We may never pay any dividends to our shareholders.

We did not declare any dividends for the year ended December 31, 2005. Our board of directors does not intend to distribute dividends in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend.

Risks Relating To The Aquaculture Industry

Our operating subsidiary must comply with environmental protection laws, which could adversely affect our profitability.

The Company is required to comply with the environmental protection laws and regulations promulgated by the national and local governments of the PRC. Some of these regulations govern the level of fees payable to government entities providing environmental protection services and the prescribed standards relating to the discharge of effluent. Currently the plant treats all of its waste effluent completely to level one (that is, consistent with releasing potable water back to the environment), and there is currently no charge being levied. In addition, these regulations further empower local governments to impose penalties on those companies which fail to comply with the prescribed standards. If we, through the Company, fail to comply with any of these environmental laws and regulations in the PRC, depending on the types and seriousness of the violation, we may be subject to, among other things, warning from relevant authorities, imposition of fines, specific performance and/or criminal liability, forfeiture of profit made, being ordered to close down our business operations and suspension of relevant permits.

Although our production technologies allow us to efficiently control the level of pollution resulting from our production process, and notwithstanding the fact that we have received evidence of compliance with environmental protection requirements from government authorities, due to the nature of our business, effluent wastes are unavoidably generated in the aquaculture production processes.

The national and the local governments may promulgate new regulations that may require us to pay environmental protection fees or require us to upgrade our environmental protection facilities. These regulations may impose additional costs and may adversely affect our profitability.

We could be adversely affected by the occurrence of natural disasters in Hainan Province.

From time to time, Hainan Province, like other South China Sea destinations, experiences typhoons, particularly during the third quarter of any calendar year. Natural disasters could impede operations, damage infrastructure necessary to our operations or adversely affect the logistical services to and from Hainan Province. The occurrence of natural disasters in Hainan Province could adversely affect our business, the results of our operations, prospects and financial condition. We do not currently have any insurance against damage caused by natural disasters, accidents or other similar events, nor do we have insurance covering losses due to resulting business interruption. Should such losses occur, our operations, revenue and profitability might be adversely affected.

We may be adversely affected by the fluctuation in raw material prices and selling prices of our products.

The raw materials we use are aquaculture stocks and commodities that may experience price volatility caused by events such as market fluctuations or changes in governmental aquaculture programs. These price changes may ultimately result in increases in the selling prices of our products, and may, in turn, adversely affect our sales volume, revenue and operating profit.

Neither our products nor the raw materials required have, in general, experienced any significant price fluctuations in the past, but there is no assurance that the raw materials we require will not be subject to any significant price fluctuations or pricing control in the future. The market price of these raw materials may also experience significant upward adjustment, if, for instance, there is a material under-supply or over-demand in the market. Should this happen, our business and the results of our operations could be adversely affected.

Our operations, revenue and profitability could be adversely affected by changes in laws and regulations in the countries where we do business.

The governments of our exporting countries, including the United States, Japan and other overseas markets, such as Europe and Canada, may, from time to time, consider regulatory proposals relating to raw materials, food safety and market, and environmental regulation, which, if adopted, could lead to disruptions in supply of our products and/or increases in operational costs, which, in turn, could affect our profitability. To the extent that we increase our product prices as a result of such changes, our sales volume and revenues may be adversely affected.

Furthermore, these governments may change certain regulations or impose additional taxes or duties on certain Chinese imports from time to time. Such regulations, if effected, may have a material adverse impact on our operations, revenue and/or our profitability.

We could be adversely affected by contamination and disease resulting from our purchases of raw materials from third parties.

We ceased our aquaculture farming operations in January 2003. Since that time, we have been purchasing raw materials from contracted, cooperative, large-scale local suppliers. If any contamination or outbreak of disease occurs, our supply of raw materials may be jeopardized or disrupted, which, in turn, could adversely affect our operations, revenue and/or profitability.

We may be unable to continue to take advantage of the seasonal pricing fluctuation in sales of our products.

We have been experiencing seasonal fluctuation in sales in terms of pricing. Pricing fluctuation occurs during the winter season when fish farms in northern PRC suspend production due to cold weather conditions. With the lack of supply from these farms in northern PRC, aquaculture products from other parts of the PRC could customarily be sold at a premium during the winter season. However, there can be no assurance that such premium or pricing could be maintained in the future.

Our inability to successfully compete with our competitors in the aquaculture industry may adversely affect us.

The aquaculture industry is open to competition from local and overseas operators engaged in similar businesses and products to ours. There is no assurance that we can consistently be successful in maintaining a competitive advantage against our competitors. Any increase in competition may have an adverse effect on both the sales and the pricing of our aquaculture products, which, in turn, will have an adverse effect on our performance, profitability and cash flow.

During late 2004, the USA government imposed heavy tariffs of more than 100 percent to some Chinese shrimp exporters. This action was intended to avoid the dumping of Chinese exporters and goods.

The decisions were seen as a victory by the domestic shrimp industry, which has suffered in recent years as cheap shrimp imports from Latin America and Asia have increased supplies and dropped prices in the United States.

Foreign exporters and American importers argue that imported shrimp, which are farm-raised rather than netted as most U.S. shrimp are, are simply produced more efficiently. American shrimpers say their competitors are cheating by dumping their product and selling it below cost to drive U.S. producers out of business.

Last December, the alliance, which represents shrimpers in eight Southern states, petitioned the Commerce Department to investigate possible dumping of shrimp from China, Vietnam, Brazil, Ecuador, India and Thailand. Dumping is illegal in the United States and is punished with tariffs to put law-abiding companies on equal footing.

In July 2004, the Commerce Department issued preliminary anti-dumping tariff determinations for the six countries, which last year provided 90 percent of the shrimp consumed in the United States. While the U.S. shrimp industry and its lawyers accurately predicted the Chinese tariffs last summer, the Vietnamese tariffs were far below the roughly 90 percent rate they expected.

Risks Relating To The Health and Bio-product Industry
-----------------------------------------------------

We may have difficulty defending our intellectual property from infringement

Since effective trademark, patent and trade secret protection may be unavailable in every country in which we do or plan to do business, protection of our intellectual property rights is uncertain and we may be unable to prevent others from developing similar products or using our marks. We regard our service marks, trademarks, trade secrets, patents and similar intellectual property as critical to our success. We rely on trademark, patent and trade secret law, as well as confidentiality and license agreements with our employees, customers, partners and others to protect our proprietary rights. We have received trademark and patent protection for our products in the People's Republic of China. While presently we sell our products mainly in China and Eastern Europe, we intend to enter the markets in the United States and possibly other countries. However, effective trademark, service mark, patent and trade secret protection may not be available in every country in which we sell or may in the future sell our products due to our foreign currency constraint. Therefore, the measures we take to protect our proprietary rights may be inadequate and we cannot give you any assurance that our competitors will not independently develop formulations and processes that are substantially equivalent or superior to our own. We intend to take necessary actions toward protecting our intellectual property rights upon the resolution of our foreign currency constraints.

Intense competition from existing and new entities may adversely affect our revenues and profitability

We compete with companies, many of whom are developing or can be expected to develop products similar to ours. Our market is a large market with many competitors. Many of our competitors are more established than we are, and have significantly greater financial, technical, marketing and other resources than we presently possess. Some of our competitors have greater name recognition and a larger customer base. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers, and adopt more aggressive pricing policies. We intend to create greater brand awareness for our brand name so that we can successfully compete with our competitors. We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures we face will not harm our business.

The products and the processes we use could expose us to substantial liability

Product liability could arise from claims by users of our products or of products manufactured by processes we developed, or from manufacturers or others selling our products, either directly or as a component of other products. To date, we have not experienced any problems associated with claims by users of our products. For this reason, we do not have any insurance coverage for these risks at this time. Depending on our experience, we may decide to seek this type of insurance coverage. When, and if, we acquire product liability insurance, we cannot give you any assurance that it will be adequate to protect us or that the insurance coverage will continue to be available to us on reasonable terms.

Unexpected Changes in the regulatory environment may negatively impact our business.

The regulatory environment involving our products is subject to changes that may be introduced either by the relevant governmental regulatory agencies or by virtue of new regulation. Such changes may have a positive or negative impact on the sale of our products. Such regulatory environment also covers any existing or potential trade barriers in the form of import tariff and taxes that may make it difficult for us to import our products to certain countries, which would limit our international expansion.

We may suffer from political and economic instability in countries where we operate

We are currently operating mainly in China, however, we expect to begin selling our products in other countries in the future. Political and economic instability in the countries in which we presently operate and may operate in the future may negatively affect our sales, revenues and business operations.

We may experience currency fluctuation and longer exchange rate payment cycles

The local currencies in the countries in which we operate may fluctuate in value in relation to other currencies. Such fluctuations may affect the costs of our products sold and the value of our local currency profits. While we are not conducting any meaningful operations in countries other than China at the present time, we may expand to other countries and may then have an increased risk of exposure of our business to currency fluctuation.

Risks Relating To The PRC
-------------------------

There could be changes in government policies that may adversely affect our business

The aquatic products industry in the PRC is subject to policies implemented by the PRC government from time to time. The PRC government may, for instance, impose control over aspects such as raw material distribution, product pricing and sales. On the other hand, the PRC government may also make available subsidies or preferential treatments (such as in the form of tax benefits or favorable financing arrangements).

If the raw materials used by us or our products should become subject to any form of government control, then depending on the nature and extent of such control and our ability to make corresponding adjustments, there could be a material adverse effect on our business and operating results.

Certain political and economic considerations relating to PRC could adversely affect our company.

The PRC is passing from a planned economy to a market economy. While the PRC government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the PRC economy is still operating under five-year plans and annual state plans. Through these plans and other economic measures, such as control on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the PRC government exerts considerable direct and indirect influence on the economy. Many of the economic reforms carried out by the PRC government are unprecedented or experimental, and are expected to be refined and improved. Other political, economic and social factors can also lead to further readjustment of such reforms. This refining and readjustment process may not necessarily have a positive effect on our operations or future business development. Our operating results may be adversely affected by changes in the PRC's economic and social conditions as well as by changes in the policies of the PRC government, such as changes in laws and regulations (or the official interpretation thereof), measures which may be introduced to control inflation, changes in the rate or method of taxation, and imposition of additional restrictions on currency conversion.

The recent nature and uncertain application of many PRC laws applicable to us create an uncertain environment for business operations and they could have a negative effect on us.

The PRC legal system is a civil law system. Unlike the common law system, the civil law system is based on written statutes in which decided legal cases have little value as precedents. In 1979, the PRC began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in the PRC and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could have a negative impact on our business and business prospects. In addition, as these laws, regulations and legal requirements are relatively recent, their interpretation and enforcement involve significant uncertainty.

Potential effects related to the PRC's WTO accession could have a material adverse affect our company.

The PRC became a member of the WTO in December 2001. Pursuant to the bilateral agreement entered into between the PRC and the United States on December 11, 1999, the PRC agreed to lower tariffs on imports by an average of approximately 17% and to eliminate quotas and other quantitative restrictions on food product imports within two to five years. There is no assurance that such increased competition will not have any material adverse effect on our business or profitability.

Currency conversion and exchange rate volatility could adversely affect our company

The PRC government imposes control over the conversion of Renminbi into foreign currencies. Under the current unified floating exchange rate system, the People's Bank of China publishes an exchange rate, which we refer to as the PBOC exchange rate, based on the previous day's dealings in the inter-bank foreign exchange market. Financial institutions authorized to deal in foreign currency may enter into foreign exchange transactions at exchange rates within an authorized range above or below the PBOC exchange rate according to market conditions.

Pursuant to the Foreign Exchange Control Regulations of the PRC issued by the State Council which came into effect on April 1, 1996, and the Regulations on the Administration of Foreign Exchange Settlement, Sale and Payment of the PRC which came into effect on July 1, 1996, regarding foreign exchange control, conversion of Renminbi into foreign exchange by Foreign Investment Enterprises, or FIEs, for use on current account items, including the distribution of dividends and profits to foreign investors, is permissible. FIEs are permitted to convert their after-tax dividends and profits to foreign exchange and remit such foreign exchange to their foreign exchange bank accounts in the PRC. Conversion of Renminbi into foreign currencies for capital account items, including direct investment, loans, and security investment, is still under certain restrictions. On January 14, 1997, the State Council amended the Foreign Exchange Control Regulations and added, among other things, an important provision, which provides that the PRC government shall not impose restrictions on recurring international payments and transfers under current account items.

Enterprises in the PRC (including FIEs) which require foreign exchange for transactions relating to current account items, may, without approval of the State Administration of Foreign Exchange, or SAFE, effect payment from their foreign exchange account or convert and pay at the designated foreign exchange banks by providing valid receipts and proofs.

Convertibility of foreign exchange in respect of capital account items, such as direct investment and capital contribution, is still subject to certain restrictions, and prior approval from the SAFE or its relevant branches must be sought.

Since 1994, the exchange rate for Renminbi against the United States dollars has remained relatively stable, most of the time in the region of approximately MB8.04 (as of February 19th 2006) to US$1.00. However, there can be no assurance that Renminbi will not be subject to devaluation. We may not be able to hedge effectively against Renminbi devaluation, so there can be no assurance that future movements in the exchange rate of Renminbi and other currencies will not have an adverse effect on our financial condition.

HQOF and Jiahua Marine, our principal operating subsidiaries, are wholly foreign owned companies to which the Foreign Exchange Control Regulations are applicable. There can be no assurance that we will be able to obtain sufficient foreign exchange to pay dividends or satisfy other foreign exchange requirements in the future.

Our dependence upon Chinese production facilities and raw material suppliers could affect our company.

All of our processing facilities are located in the PRC and all the raw materials we require are located in the PRC. Therefore, our operations and performance are subject to changes in the economic and political environment in the PRC and to the risks inherent in maintaining operations outside the United States.

It may be difficult to effect service of process and enforcement of legal judgments upon our company and our officers and directors because some of them reside outside the United States.

As our operations are presently based in China and some of our key directors and officers reside outside the United States, service of process on our company and our key directors and officers may be difficult to effect within the United States. Also, substantially all of our assets are located outside the United States and any judgment obtained in the United States against us may not be enforceable outside the United States. To mitigate these difficulties, we have appointed Norbert Sporns, our Chief Executive Officer and President, as our agent to receive service of process in any action against our company in the United States.

Risks Relating to the Offering

There Are a Large Number of Shares Underlying Our Secured Convertible Notes and Warrants That May be Available for Future Sale and the Sale of These Shares May Depress the Market Price of Our Common Stock.

As of May 17, 2006, we had 117,095,225 shares of common stock issued and outstanding. We also have secured convertible notes outstanding from the securities purchase agreement, that may be converted into an estimated
17,416,666 shares of common stock and related warrants to purchase up to 19,158,333 shares of common stock for Class A and Class B warrants collectively. All of the shares, including all of the shares issuable upon conversion of the secured convertible notes and upon exercise of our warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

The Issuance of Shares Upon Conversion of the Secured Convertible Notes and Exercise of Outstanding Warrants May Cause Immediate and Substantial Dilution to Our Existing Stockholders.

The issuance of shares upon conversion of the secured convertible notes and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholders may not convert their secured convertible notes and/or exercise their warrants if such conversion or exercise would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent selling stockholders from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, selling stockholders could sell more than this limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

If an Event of Default Occurs under the Securities Purchase Agreement, Secured Convertible Notes, Class A Warrants and Class B Warrants.

In connection with the Securities Purchase Agreements we entered into in January 25, 2006, we executed a Security Purchase Agreement in favor of the investors granting them a first priority security interest in all of our goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. The Security Agreement states that if an event of default occurs under the Secured Convertible Notes, the Investors have the right to take possession of the collateral, to operate our business using the collateral, and have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise to satisfy our obligations under these agreements.

There could be future dilution of shareholders' interest in our company.

We may need to raise additional funds in the future to finance new developments or expand existing operations. If we raise additional funds through the issuance of new equity or equity-linked securities, other than on a pro rata basis to our existing stockholders, the percentage ownership of the existing shareholders may be reduced. Existing shareholders may experience subsequent dilution and/or such newly issued securities may have rights, preferences and privileges senior to those of the existing shareholders.

We have not independently verified the accuracy of certain facts and statistics provided in this prospectus.

Certain information and statistics in this prospectus such as statistics relating to the PRC aquaculture and seafood industry in the PRC as well as other countries are derived from various public and private publications. While we have taken reasonable care to ensure that the facts and statistics are accurately reproduced from such sources, we have not independently verified the information and do not guaranty that it is accurate, complete or up-to-date, and therefore, we make no representation as to the accuracy of such facts and statistics. Accordingly, such information should not be unduly relied upon.

The issuance of shares upon the exercise of outstanding warrants may cause immediate and substantial dilution to our existing stockholders.

The issuance of shares upon the exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

We cannot guaranty the existence of an established public trading market.

Although our common stock trades on the NASD OTC Bulletin Board, a regular trading market for our securities may not be sustained in the future. The NASD has enacted recent changes that limit quotations on the OTC Bulletin Board to securities of issuers that are current in their reports filed with the Securities and Exchange Commission. We cannot determine the effect of these rule changes and other proposed changes on the OTC Bulletin Board at this time. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASD's automated quotation system (the "NASDAQ Stock Market"). Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the NASDAQ Stock Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price. Market prices for our common stock will be influenced by a number of factors, including:

o the issuance of new equity securities pursuant to an offering;

o changes in interest rates;

o  competitive  developments,  including  announcements  by  competitors  of new
products  or  services  or  significant   contracts,   acquisitions,   strategic
partnerships, joint ventures or capital commitments;

o variations in quarterly operating results;

o change in financial estimates by securities analysts;

o the depth and liquidity of the market for our common stock;

o investor  perceptions of our company and the aquaculture  industry  generally;
and

o general economic and other national conditions.

Our common stock could be considered a "penny stock."

Our common stock could be considered to be a "penny stock" if it meets one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Securities Exchange Act of 1934, as amended. These include but are not limited to the following: (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a "recognized" national exchange; (iii) it is NOT quoted on the NASDAQ Stock Market, or even if so, has a price less than $5.00 per share; or (iv) it is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues of less than $6.0 million for the past three years. The principal result or effect of being designated a "penny stock" is that securities broker-dealers cannot recommend the stock but must trade in it on an unsolicited basis.

Broker-dealer requirements may affect the trading and liquidity of shares of our common stock.

Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account.

Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be "penny stock." Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

If we fail to remain current on our reporting requirements, we could be removed from the OTC bulletin board which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies trading on the OTC Bulletin Board, such as ours, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board.

If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Forward-Looking Statements

This prospectus includes forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations,"
"Business" and elsewhere in this prospectus. You should not rely on these forward-looking statements which apply only as of the date of this prospectus. These statements refer to our future plans, objectives, expectations and intentions. We use words such as "believe," "anticipate," "expect," "intend," "estimate" and similar expressions to identify forward-looking statements. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding the growth of certain markets. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could contribute to these differences include those discussed in the preceding pages and elsewhere in this prospectus.

Risks associated with forward-looking statements.

This prospectus contains certain forward-looking statements regarding management's plans and objectives for future operations, including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this prospectus include or relate to:

         (1)      Our  ability  to  obtain  a  meaningful   degree  of  consumer
                  acceptance for our products now and in the future,

         (2) Our ability to market our products on a global basis at competitive prices now and in the future,

         (3)      Our  ability  to  maintain  brand-name   recognition  for  our
                  products now and in the future,

         (4)      Our ability to maintain an effective distributors network,

         (5) Our success in forecasting demand for our products now and in the future,

         (6) Our ability to maintain pricing and thereby maintain adequate profit margins, and

         (7) Our ability to obtain and retain sufficient capital for future operations.

                                 USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering.

However, we will receive the sale price of any common stock we sell to the selling stockholder upon exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC Bulletin Board under the symbol "HQSM." For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

                                                     High($)             Low ($)
 Fiscal Year ended April 30
 First Quarter (May-July 2003)                        0.17                0.16
 Second Quarter (August-October 2003)                 0.25                0.16
 Third Quarter (November 2003-January 2004)           0.50                0.17
 Fourth Quarter (February 2004-April 2004)            2.80                0.15
 Fiscal Year ended December2004
 First Quarter (May-June 2004)                        1.15                0.56
 Second Quarter (July - September 2004)               0.95                0.27
 Third Quarter (October-December 2004)                0.38                0.18


 Fiscal Year 2005
 First Quarter  (January-March 2005)                  0.31                0.21
 Second Quarter (April-June 2005)                    0.175                0.16
 Third Quarter (July-September 2005)                  0.53                0.12
 Fourth Quarter (October-December 2005)               0.58                0.29

 Fiscal Year 2006
 First Quarter  (January-March 2006)                  0.45                0.26


HOLDERS

As of May 17, 2006, we had approximately 1,219 holders of record of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our common stock is American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038

We have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends to stockholders in the foreseeable future. In addition, any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deem relevant.

                                    DILUTION

Effect of Offering on Net Tangible Book Value Per Share

         This offering is for sales of shares by the selling stockholder on a continuous or delayed basis in the future. Sales of common stock by the selling stockholder will not result in a change to the net tangible book value per share before or after the distribution of shares by the selling stockholder. There will be no change in the net book value per share attributable to cash payments made by the purchasers of the shares being offered. Prospective investors should be aware, however, that the market price of our shares may not bear any relationship to net tangible book value per share.

                                    DIVIDENDS

We do not anticipate paying cash dividends on our common shares in the foreseeable future. We may not have enough funds to legally pay dividends. Even if funds are legally available to pay dividends, we may nevertheless decide in our sole discretion not to pay dividends.

                              Selling Shareholders

The following table presents information regarding the Selling Shareholders. Unless otherwise stated below, to our knowledge no Selling Shareholders nor any affiliate of such shareholder has held any position or office with, been employed by, or otherwise has had any material relationship with us or our affiliates, during the three years prior to the date of this prospectus.

None of the Selling  Shareholders  are members of the  National  Association  of
Securities  Dealers,   Inc.  The  Selling  Shareholders  may  be  deemed  to  be
"underwriters" within the meaning of the Securities Act of 1933.

Any of the Selling Shareholders, acting alone or in concert with one another, may be considered statutory underwriters under the Securities Act of 1933 in they are directly or indirectly conducting an illegal distribution of the securities on behalf of our corporation. For instance, an illegal distribution may occur if any of the Selling Shareholders were to provide us with cash proceeds from their sales of the securities. If any of the Selling Shareholders are determined to be underwriters, they may be liable for securities violations in connection with any material misrepresentations or omissions made in this prospectus.

In addition, the Selling Shareholders and any brokers and dealers through whom sales of the securities may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

The number and percentage of shares beneficially owned before and after the sales is determined in accordance with Rule 13d-3 and 13d-5 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. We believe that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted. The total number of common shares sold under this prospectus may be adjusted to reflect adjustments due to stock dividends, stock distributions, splits, combinations or recapitalizations.

The Selling Shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. These shares were acquired from us in a private placement that was exempt from registration under Regulation D of the Selling Shareholders are hereby advised that Regulation M of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934 will be applicable to their sales of these shares of our common stock. These rules contain various prohibitions against trading by persons interested in a distribution and against so-called "stabilization" activities.

The following table provides information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

1.       the number of shares owned by each prior to this offering;


2.       the percentage owned prior to the offering;

3.       the total number of shares that are to be offered for each;

4. the total number of shares that will be owned by each upon completion of the offering; and

5.       the percentage owned by each upon completion of the offering.


                               Shares of                                       Shares of     Shares of     Shares of
                                common                                          common        common         common
                              Stock owned                     Shares of          Stock         Stock         stock,
                                 prior                          common         underlying    underlying    including
                              to offering                     stock to be       Class A       Class B        shares      Shares of
                              (including        Percent of       sold           warrants      warrants     underlying     common
                                shares           Common       underlying         owned         owned          the          Stock
                             underlying all    Stock owned       the             Prior         Prior        warrants       owned
                              convertible       prior to      promissory        to  the       to the       and notes,      After
Name of selling stockholder  securities)(2)    offering(1)     notes(2)        offering      offering      to be sold    offering(3)
------------------------------------------------------------------------------------------------------------------------------------
Castle Creek Technologies
  Partners, LLC(4)              6,875,000         4.0%        4,375,000        1,250,000     1,250,000     6,875,000         -0-

Nite Capital, LP(5)             2,291,668         1.3%        1,458,334          416,667       416,667     2,291,668         -0-

Brio Capital, LP(6)             2,250,000         1.3%          875,000          250,000       250,000     2,250,000         -0-

Double U Master Fund,           4,583,331         2.7%        2,916,667          833,332       833,332     4,583,331         -0-
  LP(7)

Michael P. Ross                   916,667         *             583,333          166,667       166,667       916,667         -0-

Richard M. Ross                   916,667         *             583,333          166,667       166,667       916,667         -0-

Vision Opportunity              7,333,331         4.3%        4,666,667        1,333,332     1,333,332     7,333,331         -0-
  Master Fund, Ltd.(8)

First Mirage, Inc.(9)             916,667         *             583,333          166,667       166,667       916,667         -0-

Generation Capital              2,250,000         1.3%          875,000          250,000       250,000     2,250,000         -0-
  Associate (10)

The Hart Organization             916,667         *             583,333          166,667       166,667       916,667         -0-
  Corp. (11)

Omega Capital Smallcap            916,667         *             583,333          166,667       166,667       916,667         -0-
  Fund, LP (12)

Professional Traders              916,667         *             583,333          166,667       166,667       916,667         -0-
  Fund (13)

Solomon Strategic                 458,335         *             291,667           83,334        83,334       458,335         -0-
  Holdings, Inc. (14)

The Tail Wind Fund              7,418,668         4.3%        4,083,334        1,666,667     1,666,667     7,418,668         -0-
  Ltd. (15)

Mordechai Vogel                   229,167         *             145,833           41,667        41,667       229,167         -0-

Simon Vogel                       229,167         *             145,833           41,667        41,667       229,167         -0-




                                       28

Tower Paper Co. Inc.              229,167         *             145,833           41,667        41,667       229,167         -0-
  Ret. Plan(16)

Chestnut Ridge Partners,          916,667         *             583,333          166,667       166,667       916,667         -0-
  LP(17)

Netwise Holdings                4,583,331         2.7%        2,916,667          833,332       833,332     4,583,331         -0-
  Limited(18)

Paragon Capital LP(19)            916,667         *             583,333          166,667       166,667       916,667         -0-

Camofi Master, LDC(20)          4,583,331         2.7%        2,916,667          833,332       833,332     4,583,331         -0-

Bursteine & Lindsay             1,714,667         *                                          1,714,667     1,714,667         -0-
   Securities(21)

*        less than one percent

(1) Based on 173,393,224 shares of common stock, consisting of 117,095,225 shares of common stock issued as of April 20, 2006, and 24,618,833 shares of common stock underlying our Warrants, 200,000 shares of common stock underlying our preferred stock and 30,479,166 shares of common stock underlying the convertible notes (which includes shares issuable upon conversion of the equivalent of 175% of our secured convertible notes).

(2) Includes shares issuable upon conversion of the equivalent of 175% of our secured convertible notes.

(3) Assumes the sale of all shares registered by each selling shareholder (including shares issuable upon conversion of the equivalent of 175% of our secured convertible notes).

(4) Castle Creek Technologies Partners, LLC . As investment manager under a management agreement, Castle Creek Partners, LLC may exercise dispositive and voting power with respect to the shares owned by Castle Creek Technology Partners LLC. Castle Creek Partners, LLC disclaims beneficial ownership of such shares. Daniel Asher is the managing member of Castle Creek Partners, LLC. Mr. Asher disclaims beneficial ownership of the shares owned by Castle Creek Technology Partners LLC.

(5) Nite Capital, LP. Keith Goodman, Manager of the General Partner of Nite Capital, LP, is the control person for the shares owned by Nite Capital, LP. Mr. Goodman disclaims beneficial ownership is the shares owned by Nite Capital, LP.

(6)      Brio Capital, LP is controlled by Shaye Hirsch.

(7) Double U Master Fund, LP. Double U Master Fund L.P. is a master fund in a master-feeder structure with B&W Equities, LLC as its general partner. Isaac Winehouse is the manager of B&W Equities, LLC and Mr. Winehouse has ultimate responsibility of trading with respect to Double U Master Fund L.P. Mr. Winehouse disclaims beneficial ownership of the shares being registered hereunder.

(8) Vision Opportunity Master Fund, Ltd is controlled by its managing member, Adam Benowitz

(9) First Mirage, Inc. Frank E. Hart, David A. Rapaport and Fred A. Brasch exercise dispositive and voting power with respect to the shares of common stock owned by First Mirage, Inc.

(10)     Generation Capital Associate. Frank E. Hart, David A. Rapaport and Fred
         A. Brasch exercise dispositive and voting power with respect to the shares of common stock owned by Generation Capital Associates.

(11)     The Hart  Organization  Corp. Frank E. Hart, David A. Rapaport and Fred
         A. Brasch exercise dispositive and voting power with respect to the shares of common stock owned by The Hart Organization Corp.

(12)     Omega Capital Smallcap Fund, LP is controlled by Herman Segal.

(13)     Professional Traders Fund is controlled by Mark Swickle.

(14)     Solomon  Strategic   Holdings,   Inc.  Andrew  P.  Mackellar  has  been
         authorized by the Board of Directors of Solomon Strategic Holdings, Inc. ("SSH") to make voting and disposition decisions with respect to the shares on behalf of SSH. By reason of such delegated authority, Mr. Mackellar may be deemed to share dispositive power over the shares of common stock owned by SSH. Mr. Mackellar expressly disclaims any equitable or beneficial ownership of the shares being registered hereunder and held by SSH, and he does not have any legal right to maintain such delegated authority.

(15) The Tail Wind Fund Ltd. Tail Wind Advisory & Management Ltd., a UK corporation authorized and regulated by the Financial Services Authority of Great Britain ("TWAM"), is the investment manager for The Tail Wind Fund Ltd., and David Crook is the CEO and controlling shareholder of TWAM. Each of TWAM and David Crook expressly disclaims any equitable or beneficial ownership of the shares being registered hereunder and held by The Tail Wind Fund Ltd.

(16)     Tower Paper Co. Inc. Ret. Plan is controlled by Simon Vogel.

(17)     Chestnut Ridge Partners, LP is controlled by Kenneth Pasternack.

(18)     Netwise Holdings Limited is controlled by Arthur Ashton.

(19)     Paragon Capital LP is controlled by Alan P. Donefeld.

(20)     Camofi Master, LDC is controlled by Richard Smithline.

(21)     Bursteine & Lindsay Securities is controlled by Mosi Kraus

The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

Except as disclosed below, none of the Selling Shareholders:

                  (a) has had a material relationship with us other than as a shareholder at any time within the past three years; or

                  (b) has ever been one of our officers or directors.

                              Plan of Distribution

         The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
         o an exchange distribution in accordance with the rules of the applicable exchange;
         o  privately-negotiated  transactions;
         o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
         o  a combination of any such methods of sale; and
         o  any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, or Regulation S, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

         The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the

Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

         The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

         The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.

         We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

         If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

PENNY STOCK RULES / SECTION 15(G) OF THE EXCHANGE ACT

Our shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors who are generally institutions with assets in excess of $5,000,000, or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 jointly with their spouses.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules. Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses, and subsequently confirms to the customer, current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.


Rule 15g-5 requires that a  broker/dealer  executing a penny stock  transaction, other than one exempt under Rule 15g-1,  disclose to its  customer,  at the time
of,  or  prior  to,  the  transaction,   information  about  the  sales  persons
compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approve the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, contact the NASD's toll free telephone number and the central number of the North American
Administrators Association for information on the disciplinary history of broker/dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares due to broker-dealer reluctance to undertake the above described regulatory burdens.


                                LEGAL PROCEEDINGS

We are currently not involved in any litigation that we believe could have a materially adverse effect on our financial condition or results of operations.
There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our company's or our company's subsidiaries' officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.


          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names and ages of our current directors and executive officers, their principal offices and positions and the date each such person became our director or executive officer. The executive officers are all full time employees of HQSM.

The directors and executive officers of HQSM are as follows:

    NAME              AGE   POSITION                               DATE OF APPOINTMENT
---------------       ---   ------------------------------------   ---------------------------
Lillian Wang Li       49    Director/Chairman of Board of          March 25, 2004 as director;
                            Directors/ Secretary officer           April 13, 2004 as executive
Harry Wang Hua        43    Director/Chief Operating Officer       March 25, 2004
Norbert Sporns        52    Director/Chief Executive Officer/
                            President                              March 25, 2004
Jacques Vallee        54    Independent Non-executive Director     June 15, 2004



                                       33

Fred Bild             69    Independent Non-executive Director     June 15, 2004
Jean-Pierre Dallaire  54    Financial Controller                   April 13, 2004
                            Chief Financial Officer                September 1, 2004
William Sujian        37    International Sales and Compliance     July, 1, 2004
                            Officer
He Jian Bo            39    Manager Finance Dept.                  April 13, 2004
Wang Fu Hai           61    Chief Production Controller            April 13, 2004
Fusheng Wang          72    Honorary Chairman and Director         August 17, 2004
Daniel Too            54    Independent Non-executive Director     September 2, 2004


Our directors are generally elected until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier resignation or removal. We have recently appointed Fred Bild, Jacques Vallee and Daniel Too as independent non-executive directors, effective as of June 15, 2004, June 15, 2004 and September 2, 2004, respectively, pursuant to Independent Non-Executive Director Agreements we entered into with each of them. In consideration for their services, we agreed to pay each of Fred Bild, Daniel Too and Jacques Vallee an annual salary of $15,000 and an annual bonus of not less than $15,000 payable in shares of our common stock. This remuneration is increased by 10% annually.

Our officers are generally elected annually by the board of directors and hold office for a term of one year and until a successor is elected and qualified, or until their earlier resignation or removal. All officers identified above serve at the discretion of our board of directors.

Family Relationships

Lillian Wang Li and Harry Wang Hua are brother and sister and Ms. Wang is married to Norbert Sporns.

Set forth below are the brief descriptions of the background and experience of each of our officers and directors:

Lillian Wang Li - Chairman of Board of Directors and  Secretary

Lillian Wang Li, age 49, is one of the founders of HQSM and is the chairman of our board of directors. She is responsible for the general administration, strategic planning and financial management of HQSM. Ms. Wang graduated from the Beijing University majoring in European and Chinese Literature and holds a certificate in business administration from Concordia University, Canada. She has over twenty-five years experience in management of China and Canadian businesses, particularly with respect to financial matters.

Harry Wang Hua - Director and Chief Operating

Officer Harry Wang Hua, age 43, is one of the founders of HQSM, and is our director and chief operating officer. He is responsible for the establishment of the production facilities and their operation in HQSM. He attended the Beijing Industrial University majoring in civil engineering. Mr. Wang has over fifteen years' experience in managing startup companies in China and in Canada and in training middle managers in China to Western standards.

Norbert Sporns - Director, Chief Executive Officer and President

Norbert Sporns, age 52, is one of the founders of HQSM, and is our director, chief executive officer and president. He has extensive experience in project development and investment consultancy. He graduated from the University of British Columbia, Canada, majoring in Philosophy. He also holds a Bachelor of Civil Law degree and a Bachelor of English Common Law degree from McGill University and a Certificate of Tax Law, a Certificate in Condominium Law and a Diploma of Notarial Law from the University of Montreal. Mr. Sporns joined HQSM in 1997.

Jacques Vallee -Independent Non-executive Director

Jacques Vallee, age 54 is an independent non-executive director. He is currently in charge of Business Development and Financing with the Altitude Consulting Group. In addition to an M.B.A. from the University of Sherbrooke and an advanced Certificate in Business Administration from the University de Quebec a Trois Rivieres, Mr. Vallee also holds a post-graduate level Advertising Management Diploma from the Ecole des Hautes Etudes Commerciales, Montreal. He has over 30 years of management experience at such notable Canadian institutions as the Bank of Montreal, La Federation des Caisses Populaires Desjardins de Richelieu-Yamaska, Le Fonds de Solidarite des Travailleurs du Quebec and Altitude Consulting Group.

Fred Bild - Independent Non-executive Director

Fred Bild, age 69, is currently Visiting Professor at the University of Montreal's Centre of East Asian Studies and is a private consultant on political and economic relations with China and East Asia. Professor Bild received a B.A. in Philosophy and Sociology from Sir George Williams University, a Diploma in International Law from University College, London, and a Diplome de Stage from the Ecole National d'Administration in Paris. Over the past nearly forty years, Mr. Bild has served the Canadian Embassy in various functions including Cultural Attache (Tokyo), Economic Counsel and Deputy Chief (Paris) and Ambassador to Thailand and China.

Daniel Too - Independent Non-executive Director

Mr. Too, age 54, graduate of Hong Kong University and Polytechnic, has extensive business experience in Asia and brings a keen understanding of the business difficulties associated with working in China. He is currently the Managing Director of Delta Elevator Far East and serves as Director of Voker Chemical Paint Limited. He has been named to the compensation committee with another Independent Non-Executive Director, Mr. Fred Bild, and the CEO, Norbert Sporns.

Jean-Pierre Dallaire - Financial Controller and Chief Financial Officer

Jean-Pierre Dallaire, age 55, is the financial controller and CFO of HQSM. He has experience with Canada's largest engineering company where he was responsible for cash flow projections and project financial supervision. He holds a Master degree in Administration (Accounting) from the University of Sherbrooke, Canada. He joined HQSM in 2000.

He Jian Bo - Manager Finance Department

He Jian Bo, age 39, is the manager of the finance department of HQSM. He holds a Bachelor's and a Master degree in Economics from the Southwestern University of Finance and Economics, the PRC. He joined HQSM in 1999.

Wang Fu Hai - Director and Chief Accounting and Finance Officer

Wang Fu Hai, age 62, is the Chief Production Controller and Engineer of HQSM. He graduated from Post College in 1966. He was the manager of Project Department Hainan Jiahua Ocean Organism Co., Ltd. He has solid experience in production coordination and control. He joined HQSM in 1997.

William Sujian- International Sales and Compliance Officer

William Sujian, age 37, is the International Sales and Compliance Officer for the Company. He Graduated from Beijing Second Foreign Language Institute, Major in Business Administration. He has over 12 years of experience in international trade and project development. He is familiar with western and Asian business practices. His functions include the supervision of the China based sales team and supervision of compliance with the Code of Ethics and Business Conduct He joined HQSM in 2004.


Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past five years, none of the following occurred with respect to a present or former director or executive officer of the Company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of any competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the commodities futures trading commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Board Committees and Independence

All of the directors serve until the next annual meeting of common shareholders and until their successors are elected and qualified by our common shareholders, or until their earlier death, retirement, resignation or removal. Our Bylaws set the authorized number of directors at not less than one nor more than nine, with the actual number fixed by our board of directors. Our Bylaws authorized the Board of Directors to designate from among its members one or more committees and alternate members thereof, as they deem desirable, each consisting of one or more of the directors, with such powers and authority (to the extent permitted by law and these Bylaws) as may be provided in such resolution.

There are three independent directors; Jacques Vallee, Fred Bild and Daniel Too.

Our board of directors has established two committees to date, an Audit Committee and a Compensation Committee. The principal functions of the Audit Committee are to recommend the annual appointment of the Company's auditors concerning the scope of the audit and the results of their examination, to review and approve any material accounting policy changes affecting the Company's operating results and to review the Company's internal control procedures. The principal functions of the Compensation Committee are to review and recommend compensation and benefits for the executives of the Company.

The Audit Committee consists of two independent members of the Board of Directors, specifically Jacques Vallee and Daniel Too as well as Lillian Wang Li. Jacques Vallee is the Chairperson of the Audit Committee and is considered a financial expert as a consequence of his business development and financing expertise.

The Compensation Committee consists of two independent members of the Board of Directors, specifically Fred Bild and Daniel Too as well as Norbert Sporns.



         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


                                                      AMOUNT OF       PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER (1)             OWNERSHIP(2)    OF CLASS(3)
-----------------------------------------            ------------    -----------


Norbert Sporns                                       16,938,564      10.68%
Lillian Wang Li                                      17,623,504      11.11%
Harry Wang Hua                                       35,431,946      22.35%
Jacques Vallee                                       12,500          *
Fred Bild                                            99,404          *
Daniel Too                                           81,547          *
All such directors and executive officers
as a group (6 persons)                               70,187,465      44.27%

*less than 1%

(1) Unless otherwise indicated, the address of each beneficial owner is c/o HQ Sustainable Maritime Industries, Inc., Melbourne Towers, 1511 Third Avenue, Suite 788, Washington 98101.

(2) Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of a security if that person, directly or indirectly has or shares the powers to direct the voting of the security or the power to dispose or direct the disposition of the security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any securities with respect to which that person has the right to acquire beneficial ownership within 60 days of the relevant date. Unless otherwise indicted by footnote, the named individuals have sole voting and investment power with respect to the shares of stock beneficially owned.

(3) Based on 158,830,724 shares of common stock, consisting of 116,595,225 shares of common stock issued as of April 20, 2006, and 24,618,833 shares of common stock underlying our Warrants, 200,000 shares of common stock underlying our preferred stock and 17,416,666 shares of common stock underlying the convertible notes (excluding shares issuable upon conversion of the equivalent of 175% of our secured convertible notes).

Changes in Control

We are not aware of any arrangements that may result in a change in control of the Company.

                           Description of Securities

General

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $ .01, and 10,000,000 shares of preferred stock.

Common Stock

The shares of our common stock presently outstanding, and any shares of our common stock issues upon exercise of stock options and/or warrants, will be fully paid and non-assessable. Each holder of common stock is entitled to one vote for each share owned on all matters voted upon by shareholders, and a majority vote is required for all actions to be taken by shareholders. In the event we liquidate, dissolve or wind-up our operations, the holders of the common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any shares of preferred stock that may then be outstanding. The common stock has no preemptive rights, no cumulative voting rights, and no redemption, sinking fund, or conversion provisions. Since the holders of common stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of our Directors, and the holders of the remaining shares by themselves cannot elect any Directors. Holders of common stock are entitled to receive dividends, if and when declared by the Board of Directors, out of funds legally available for such purpose, subject to the dividend and liquidation rights of any preferred stock that may then be outstanding.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock, $.01 par value, of which 100,000 are issued and outstanding as of April 20, 2006. Our preferred stock converts at a ratio of two common shares for each one preferred share.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants


Class A Warrants: The exercise price to acquire a share of Common Stock upon exercise of a Class A Warrant shall be $0.35. The Class A Warrants shall be exercisable until January 25, 2009.

Class B Warrants: The exercise price to acquire a share of Common Stock upon exercise of a Class B Warrant shall be $0.40. The Class B Warrants shall be exercisable until January 25, 2011.

Class C Warrants: The exercise price to acquire a share of Common Stock upon exercise of a Class B Warrant shall be $0.42. The Class C Warrants shall be exercisable until April, 2009.

Class D Warrants: The exercise price to acquire a share of Common Stock upon exercise of a Class B Warrant shall be $0.84. The Class D Warrants shall be exercisable until April, 2009.

The exercise price of the Class A and Class B Warrants and the number of shares of Common Stock or other securities at the time issuable upon exercise of the Warrants shall be appropriately adjusted to reflect any stock dividend, stock split, combination of shares, reclassification, recapitalization or other similar event affecting the number of outstanding shares of stock or securities. In case of any consolidation or merger by us with or into any other corporation, entity or person, or any other corporate reorganization, in which we shall not be the continuing or surviving entity of such consolidation, merger or reorganization (any such transaction being hereinafter referred to as a "Reorganization"), then, in each case, the holder of the Warrants on exercise any time after the consummation or effective date of such Reorganization (the "Effective Date"), shall receive, in lieu of the shares of stock or other securities at any time issuable upon the exercise of the Warrants issuable on such exercise prior to the Effective Date, the stock and other securities and property (including cash) to which such holder would have been entitled upon the Effective Date if such holder had exercised this Warrant immediately prior thereto.

As of May 17, 2006, 24,618,833, outstanding warrants to acquire shares of the Company's common stock are as follows:

                                                                Number of Shares
Class of Warrants       Exercise Price     Expiration Date      Reserved
--------------------------------------------------------------------------------
Class A                 $0.35              January 25, 2009     8,708,333

Class B                 $0.40              January 25, 2011     10,450,000

Class C                 $0.42              April, 2009          2,116,500

Class D                 $0.84              April, 2009          3,344,000


Options

Under our Stock Option Plan (the "Stock Option Plan"), options to purchase an aggregate of not more than 5,000,000 shares of common stock may be granted from time to time to key employees (including officers), consultants and members. Options shall be designated as Nonqualified Stock Options ("NQSOs"). The Stock Option Plan is administered by a committee to administer the Stock Option Plan consisting of the members of the Board of Directors (the "Committee"). The Committee is generally empowered to interpret the Stock Option Plan; to prescribe rules and regulations relating thereto; to determine the terms of the option agreements; to amend the option agreements with the consent of the optionee; to determine the key employees and directors to whom options are to be granted; and to determine the number of shares subject to each option and the exercise price thereof. The per share exercise price of options granted under the Stock Option Plan will be not less than 100% of the fair market value per share of common stock on the date the options are granted.


Convertible Securities

We issued promissory notes of the Company ("Note" or "Notes"), in the principal aggregate amount of $5,225,000, due January 25, 2008, such Notes convertible into shares of the Company's common stock, $0.001 par value (the "Common Stock") at a per share conversion price at the rate of $0.30 per share of Common Stock or 17,416,667. The Notes shall accrue interest on the principal amount of the Notes at a rate per annum of eight percent (8%) from January 25, 2006 and shall be payable, in arrears, subject to the terms and conditions of the Notes, together with principal amount payments, on January 25, 2008.

Amendment of our Bylaws

Our bylaws may be adopted, amended or repealed by the affirmative vote of a majority of our outstanding shares. Subject to applicable law, our bylaws also may be adopted, amended or repealed by our board of directors.

Interest of Named Experts and Counsel

None of the experts named herein was or is a promoter, underwriter, voting trustee, director, officer or employee of our company. Further, none of the experts was hired on a contingent basis and none of the experts named herein will receive a direct or indirect interest in our Company, except that the Company has reserved 150,000 shares of common stock for Mr. Emas.

                                  LEGAL MATTERS

Joseph I. Emas, Attorney at Law, Miami, Florida will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

                                     EXPERTS

Rotenberg & Company, LLP, independent registered public accounting firm, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at December 31, 2005 and for the two years then ended that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the independent registered public accounting firm's opinion based on its expertise in accounting and auditing.


DISCLOSURE  OF  COMMISSION   POSITION  OF  INDEMNIFICATION  FOR  SECURITIES  ACT
LIABILITIES; ANTI-TAKEOVER, LIMITED LIABILITY AND INDEMNIFICATION PROVISIONS

Certificate of Incorporation and Bylaws. Pursuant to our amended certificate of incorporation, our board of directors may issue additional shares of common or preferred stock. Any additional issuance of common stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, and thereby protects the continuity of our management. Specifically, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

         o diluting the voting or other rights of the proposed acquirer or insurgent stockholder group;

         o putting a substantial voting block in institutional or other hands that might undertake to support the incumbent board of directors; or

         o effecting an acquisition that might complicate or preclude the takeover.

Delaware Anti-Takeover Law. We are subject to the provisions of Section 203 of the Delaware General Corporation Law concerning corporate takeovers. This section prevents certain Delaware corporations from engaging in a business combination with any interested stockholder, under certain circumstances. For these purposes, a business combination includes a merger or sale of more than 10% of our assets, and an interested stockholder includes a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of these persons. Under these provisions, this type of business combination is prohibited for three years following the date that the stockholder became an interested stockholder unless:

         o the transaction in which the stockholder became an interested stockholder is approved by the board of directors prior to the date the interested stockholder attained such status;

         o upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction was commenced, excluding those shares owned by persons who are directors and also officers; or

         o on or subsequent to that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

This   statute   could   prohibit  or  delay   mergers  or  other   takeover  or
change-in-control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Limited Liability and Indemnification. Our certificate of incorporation eliminates the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by Delaware law. This limitation does not affect the availability of equitable remedies, such as injunctive relief or rescission. Our certificate of incorporation requires us to indemnify our directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

Under Delaware law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

         o        conducted himself or herself in good faith;

         o reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests; and

         o in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

These persons may be indemnified against expenses, including attorney fees, judgments, fines, including excise taxes, and amounts paid in settlement, actually and reasonably incurred, by the person in connection with the proceeding. If the person is found liable to the corporation, no indemnification shall be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to court of appropriate jurisdiction. We will then be governed by the court's decision.

                         Organization Within Five Years

Our company was initially incorporated as Sharon Capital Corporation, or Sharon, on September 21, 1989 under the laws of the State of Nevada. Sharon was a "blind pool/blank check" corporation organized for the purpose of purchasing, merging with or acquiring a business or assets from another company. In July 1990, Sharon was changed to PEI, Inc., which was subsequently changed to Process Equipment, Inc. in November 1990. On March 17, 2004, Process Equipment, Inc., Process Equipment Acquisition Corporation, a Nevada corporation and wholly-owned subsidiary of Process Equipment, Inc., or PEAC, and Jade Profit Investment Limited, or Jade, a British Virgin Islands limited liability corporation, entered into an agreement and plan of merger. Pursuant to that agreement, Process Equipment, Inc., through PEAC, acquired Jade, and 84.42% ownership in Jade's subsidiary Hainan Quebec Ocean Fishing Co. Ltd, a People's Republic of China, limited liability corporation, which we refer to as HQOF. As a result of that transaction, HQOF became our main operating subsidiary.

In April of 2004, pursuant to the above agreement and plan of merger, the board of directors of Process Equipment, Inc. and a majority of the stockholders approved a name change and change of domicile of that company to Delaware via a merger with the newly formed wholly-owned Delaware subsidiary, HQSM. The name change, change of domicile and merger became effective on May 19, 2004, with HQSM being the surviving entity in the merger and acquiring all the assets and liabilities of Process Equipment, Inc.

On May 19, 2004, in order to effect a reincorporation from Nevada to Delaware, Process Equipment, Inc., a Nevada corporation, was merged with and into HQ Sustainable Maritime Industries, Inc., a Delaware corporation. Prior to the effective time of the reincorporation, HQ Sustainable Maritime Industries, Inc. had been a wholly-owned subsidiary corporation of Process Equipment, Inc. organized for the purposes of effecting the reincorporation. At the effective time of the reincorporation, HQ Sustainable Maritime Industries, Inc. became the surviving entity of the merger pursuant to which the reincorporation was completed, as well as the registrant for reporting purposes under the federal securities laws. The merged entity is governed by the Delaware General Corporation Law and the certificate of incorporation and bylaws of HQ Sustainable Maritime Industries, Inc.

The reincorporation was completed pursuant to an Agreement and Plan of Merger dated as of May 19, 2004, by and between Process Equipment, Inc. and HQ Sustainable Maritime Industries, Inc., and was approved by the holders of approximately 73% of the issued and outstanding common stock of Process Equipment, Inc. by written consent in lieu of a special meeting of the stockholders of Process Equipment, Inc. (all as more fully described in the Information Statement).

At the effective time of the reincorporation, the directors and executive officers of Process Equipment, Inc. became the directors and executive officers of HQ Sustainable Maritime Industries, Inc. HQ Sustainable Maritime Industries, Inc.'s business, mailing address, principal executive offices and telephone number are the same as those of Process Equipment, Inc.

At the effective time of the reincorporation, each outstanding share of common stock, par value $.001 per share of Process Equipment, Inc. was automatically converted into one share of common stock, par value $.001 per share of HQ Sustainable Maritime Industries, Inc. Outstanding options and warrants to purchase shares of Process Equipment, Inc. were automatically converted into options and warrants to purchase the same number of shares of HQ Sustainable Maritime Industries, Inc. Each employee stock plan and any other employee benefit plan to which Process Equipment, Inc. was a party were assumed by HQ Sustainable Maritime Industries, Inc. and, to the extent any such plans provided for the issuance or purchase of Process Equipment, Inc. common stock, such plans now provide for the issuance or purchase of HQ Sustainable Maritime Industries, Inc. common stock.

On August 17, 2004, we entered into a Purchase Agreement with Sino-Sult Canada (S.S.C.) Limited, a Canadian limited liability corporation ("SSC"), whereby we acquired Sealink Wealth Limited ("Sealink"), SSC's wholly owned subsidiary incorporated in the British Virgin Islands. That purchase agreement was filed as an exhibit to our current report on Form 8-K filed with the Commission on August 18, 2004. Sealink is the sole owner of Hainan Jiahua Marine Bio-Products Co. Ltd., a limited liability company existing in China ("Jiahua Marine") which is primarily engaged in the production and sales of marine bio-products and healthcare products in the PRC, as described in more detail in the above current report. Also as previously disclosed, in the same current report, SSC is owned by three of our current directors and executive officers who are also, together, indirect beneficial owners of the majority of our capital stock. The consideration of the acquisition is $20 million in terms of 12,698,078 shares (equivalent to $8,888,655), $11,011,345 promissory note convertible to 15,732,493 Class A shares and $100,000 promissory note convertible to 100,000 Series A preferred stock with par value at $0.001 per share. Both promissory notes accrue interest at the rate of 5% per annum. 12,698,078 shares were issued to SSC on August 17, 2004 after the Purchase Agreement was signed. $11,011,345 of promissory notes were converted to 15,732,493 Class A shares on November 18, 2004.

Further, as previously disclosed in the above current report, effective from August 17, 2004, HQSM caused Jade Profit Investment Limited, its wholly-owned subsidiary, to acquire the minority equity interest equal to 15.58% that Jade did not already own in Hainan Quebec Ocean Fishing Company Limited, HQSM's principal operating subsidiary. This purchase was effected by Jade pursuant to the Purchase Agreement, dated as of August 17, 2004, between Jade and Hainan Fuyuan Investment Company Limited, the holder of the minority equity interest of HQOF being acquired by Jade. Jade has previously obtained all requisite governmental approvals in the PRC in order to consummate this transaction. The consideration of $5,695,145 was fully paid in cash on October 31, 2004.

On April 16, 2004, HQ Sustainable Maritime Marketing Inc. ("HQSM Marketing") was formed and registered in USA, wholly owned by HQSM. This new subsidiary was dormant during the year.

On June 15, 2004, HQ Sustainable Maritime Marketing (Canada) Inc ("HQSM Canada") was formed in Canada and is wholly owned by HQSM. HQSM Canada commenced operations in June 2004, and performs business development, sales and marketing in the Canadian market.

Our principal executive office is located at Melbourne Towers, 1511 Third Avenue Seattle, suite 788, WA. 98101 USA Tel. 206-621-9888. Fax. 206-621-0318 The URL
for our website is http://www.hqfish.com.

                             Description of Business

HQ Sustainable Maritime Industries, Inc., is principally engaged in the vertically integrated business of aquaculture through co-operative supply arrangements, ocean product harvesting, and processing and sales of farm-bred and ocean harvested aquatic products, as well as the production and sale of marine bio-products and healthcare products. The Group is committed to providing a variety of high quality aquatic products and health products through an integrated operation that covers value added key areas along the production chain from a bio-secure and stable supply of tilapia and shrimp under stringently monitored conditions, processed in accordance with internationally recognized standards of hygiene. Since the Group acquired Sealink Wealth Limited ("Sealink" hereafter), The Group has also engaged in the production and sale of marine bio-products and healthcare products in the PRC.

The principal products of Hainan Jiahua Marine Bio-Product Company Limited (100% owned subsidiary of Sealink) are Shark Cartilage Capsule, Shark Liver Oil and Shark Liver (Soft gel). The major market is in the PRC.

The Group has developed a co-operative supply network in Hainan Province, China (for aquaculture products), which allows it to guarantee quality and quantity of products for processing without engaging directly in farming operations and having to deal with the associated capital costs and risks. The Group, through the co-operative supply agreements, is active in the transfer of technology to its suppliers and the constant monitoring of quality.

Manufacturing

Aquaculture Products

The Group's aquatic products processing plant is a Canadian designed facility and is located in Hainan, the PRC. Prior to May 2004, the Group had two production lines in aggregate and they are located in the same processing plant in Hainan. From January to May, 2004 the plant was expanded to six production lines. These six lines include two filleting lines, two whole round fish processing lines (principally Tilapia which is gutted, scaled and gilled) and two shrimp processing lines. The facility is capable of processing an average of approximately 10,000 tons per year of whole round fish (principally Tilapia), 3,000 tons per year of fillet and 3,000 tons per year of shrimp. The plant operates in two shifts for a total of 17 hours.

The Group's products have been awarded HACCP Certification for exporting aquatic products to the US and Japan. HACCP is used by the US Food and Drug
Administration in controlling food safety and sanitary hazards. It is a preventive system previously used by astronauts, focusing on preventing hazards that could cause food-borne illnesses by applying science based controls, from raw materials to finished products. The successful implementation of a HACCP plan is dependent upon the design and performance of facilities and equipment, combined with excellent quality control and hygiene practices, which can minimize the occurrence of a hazard in a finished product.

Apart from the HACCP Certification, the Group has also been assigned an EU Code for exporting aquatic products to the EU. The EU has designated only two producers in Hainan Province. The code is highly coveted since very few new attributions of code are being accepted. This increases the value of export to the EU since buyers routinely pay more than their US counterparts. The Directors believe the awards of the HACCP Certification and the assignment of the EU Code have enabled the Group to export to the US and the EU respectively. The HACCP Certification and EU Code assignment signify the Group's attainment of stringent hygiene standards and enable the Group to better market and export its processed aquatic products to overseas clients in the US and the EU.

The Group conducts sample laboratory testing on the Group's processed aquatic products to ensure no forbidden substances are present in them. The laboratory testing was initiated by the Group in compliance with strict quarantine guidelines imposed by domestic export control government agencies and foreign import control government agencies.

Health and Bio-products

Our production workshops consist of two production lines: the powder line and the oil line. We have raw material treatment workshops, such as an extraction workshop, a freezing and drying workshop, a powder distillation workshop and a finished product workshop in powder line. We also have pre-treatment workshops, such as a cooling and filtration workshop, a molecular distillation workshop, a supplemental stuff workshop and a capsule workshop in oil line. The production lines are equipped with a complete set of imported and domestic made devices, including: a vacuum frozen dryer for bio-products, a molecular distillation device, a micro-disintegrator, a packing machine and test instruments, etc.

The Products

The following are a brief description of our products.

Tilapia Products

Tilapia are native to Africa, but have been introduced in many countries around the world. They are disease-resistant, reproduce easily, eat a wide variety of foods and tolerate poor water quality with low dissolved oxygen levels. Most will grow in brackish water and some will adapt to full strength sea water.
These characteristics make tilapia suitable for culture in most developing countries. They are most often grown in ponds, cages and rice fields.

There are many tilapia species but only a few are cultured widely around the world today. There are three common species which are reared commercially in ponds from Japan, the Philippines down to Thailand and Indonesia, namely the black or Nile tilapia (Oreochromis niloticus), the red tilapia (Oreochromis mossambicus) and the blue tilapia (Oreochromis aureus), usually in the form of a new hybrid based on the original strains.

Black or Nile Tilapia

The fry eat zooplankton and the adults eat zooplankton, phytoplankton, insects, other bottom organisms and manufactured food. The optimum temperature to culture black tilapia is 25 to 30 degrees centigrade and black tilapia can tolerate low temperature of 11 degrees centigrade. Black tilapia can grow well in water up to 20 parts per thousand salinity.

Red Tilapia

The fry eat zooplankton and the adults eat zooplankton, phytoplankton and manufactured food. The optimum temperature to culture red tilapia is 25 to 30 degrees centigrade and red tilapia can tolerate low temperature of 10 to 12 degrees centigrade. Red tilapia can grow well in full strength sea water.

Tilapia Market

In the 1960s and 1970s, tilapia culture was geared towards the production of food for local consumption and for the diversification of rural activities related to agriculture and animal husbandry. During the past 20 years, commercially viable techniques have been developed to control overcrowding in the different production systems, thereby permitting faster and more uniform growth to larger sizes. Commercial production has become popular in many countries around the world.


Tilapia  aquaculture  has grown  impressively  during the 1990s,  and  forecasts indicate that the industry will continue to expand significantly in the years to come.  US is the world's  largest  consumer of tilapia.  In 2005,  more than 390 million  USD of Tilapia  was sold in the  United  States.(See  American  Tilapia
Association   (See   http://ag.arizona.edu/azaqua/ata.html).   Due  to   limited
resources  in  domestic  US tilapia  production,  tilapia  imports to the US are expected to increase.  Imported tilapia already accounts for around 90% of total consumption of tilapia in the US. We believe that the largest demand for tilapia in the world will continue to be the US.

TABLE 6

Top ten species groups in aquaculture production: quantity and growth

Species group                                   2000          2002     Share of 2002    APR
                                                                            total
                                                     (tonnes)                  (percent)
Top ten species groups in terms of quantity
Carps and other cyprinids                     15 451 646   16 692 147       41.9        3.9
Oysters                                       3 997 394    4 317 380        10.8        3.9
Miscellaneous marine molluscs                 2 864 199    3 739 702         9.4       14.3
Clams, cockles, arkshells                     2 633 441    3 430 820         8.6       14.1
Salmons, trouts, smelts                       1 545 149    1 799 383         4.5        7.9
Tilapias and other cichlids                   1 274 389    1 505 804         3.8        8.7
Mussels                                       1 370 953    1 444 734         3.6        2.7
Miscellaneous marine molluscs                 1 591 813    1 348 327         3.4       -8.0
Shrimps, prawns                               1 143 774    1 292 476         3.2        6.3
Scallops, pectens                             1 154 470    1 226 568         3.1        3.1


Top ten species groups in terms of growth
Cods, hakes, haddocks                           169         1 445                     192.4
Misc. demersal fishes                         8 701        15 302                      32.6
Misc. marine crustaceans                      34 202       52 377                      23.7
Flounders, halibuts, soles                    26 309       38 909                      21.6
Tunas, bonitos, billfishes                    6 447        9 445                       21.0
Freshwater crustaceans                        411 458      591 983                     19.9
Crabs, sea-spiders                            140 235      194 131                     17.7
Freshwater molluscs                           10 220       13 414                      14.6
Misc. freshwater fishes                       2 864 199    3 739 702                   14.3
Clams, cockles, arkshells                     2 633 441    3 430 820                   14.1

Note: Data exclude aquatic plants. APR refers to the average annual percentage growth rate for 2000-2002.

(Source State of The World Fisheries and Aquaculture (FAO) 2004 Report Part 1 table 6 See http://www.fao.org/sof/sofia/index_en.htm)

In the US, consumption of tilapia has risen in the recent years. Tilapia now ranks third after farm-raised shrimp and Atlantic salmon in terms of aquaculture products imported into the US. In terms of volume, frozen whole round fish ranks first, followed by frozen fillets, and lastly fresh fillets. Frozen whole round fish and fillets originate primarily from Asia, and fresh fillets primarily from Central America and the Caribbean.

Recently, with the increase in production of tilapia in the PRC and the growing demand of tilapia in the international market, the export of tilapia from the PRC has also increased. We believe that tilapia has great potential for market growth.

Fresh Water Shrimp Products

Shrimp is a favorite seafood all over the world. The giant tiger prawn or black tiger shrimp (Penaeus monodon) accounts for more than half of all farmed shrimp and dominates production in Thailand, Indonesia, India and the Philippines. In the PRC, the fleshy prawn or Chinese white shrimp (Penaeus chinensis) is dominant, whereas in Latin America it is the white leg shrimp (Litopenaeus Vannamei) which is the leading species. The Indian prawn (Penaeus indicus) is also farmed in Asia.

Health products

The acquisition of Jiahua Marine provides HQ with the capacity to manufacture nutraceuticals to enrich feed formulations for tilapia and shrimp farmed in the Hainan area. These ingredients are directed at improving general health, growth, feed conversion and meat quality of fish and shrimp. Such products boost the immune system of shrimp to ward off common viruses and deliver various functional food nutrients to humans through the fish and shrimp they eat. HQ is working with leading technology providers throughout the world, in particular in the United States, to deliver these new nutraceutical additives to the fish and shrimp farming industry.

Jiahua Marine is also engaged in the production and sales of marine bio-products and healthcare products in the PRC. It currently operates two activities, a marine bio-products factory and research and development activity. The marine bio-products factory is located in Wenchang City of Hainan Province, with a ground floor area of 16,667 square meters and a construction area of approximately 8,000 square meters. It operates two production lines: the powder-product line and the oil-product line.

Jiahua Marine's second activity is related to research and development in association with Marine Organism Research Institute, which is headed by a group of experts specializing in the research and development of products derived from marine organisms in China. Clinical trials and laboratory testing on Jiahua Marine's various healthcare products have resulted in National Certification. These products currently sold throughout China, are naturally derived from ocean-harvested byproducts and are winners of Science and Technology Progress Awards in China. Jiahua Marine also has established a long-term relationship with the Qingdao University of Oceanography for production-research and training.

Jiahua Marine production lines are ideally suited for the manufacture of nutraceutical components. The plant is equipped with specific gravity molecular separator and accessory equipment for the manufacture of nutraceutical products that can serve as feed additives in the production of feed, including tilapia and shrimp feed.

Jiahua Marine products provide leading ocean-sourced raw materials processed at its own plant. Patented, laboratory and clinically tested products have resulted from years of research and development administered through a partnership with Qingtao Ocean University and its Marine Bioengineering Research Institute. Two products are produced from refined shark cartilage and two from shark liver (harvested from non-endangered shark species). These products are more fully described below:

*        Patent Number 460000X340-2001 -- Shark cartilage is highly alkalescent;
         it contains chondroitin sulfate and calcium and impacts the human body positively in the following ways:

         --       Increases  efficiency  of immune  system,  activates  NK cells associated with combating cancer (sharks are cancer free);
         --       Reduces blood acidity improving
         --       Blood pressure
         --       Apoplexy
         --       Heart disease
         --       Fertility
         --       Osteoporosis

* Patent Number 460000X131-2001 -- Shark cartilage also contains glycosaminoglycan, Amino Acids, and collagen proteins which have been specially processed for absorption into the skin and impacts the human body positively in the following ways:

         --       Increases subcutaneous water content
         --       Reduces wrinkles
         --       Slows the visible effects of aging

* Patent Number 460000X338-2001 -- Shark Liver oil is rich in squalene and other nutrients, to which we add vitamins D and E, and impacts the human body positively in the following ways:

         --       Improves   absorption   of  oxygen   in  the  body   which  is
                  particularly important for the brain which consumes 23% of the oxygen used in the body
         --       Eliminates fatigue
         --       Improves health

* Patent Number 460000X342-2001 -- Shark liver oil contains 100 times more Alkoxy-Glyceryl (AKGS) than mothers milk. It is also rich in omega 3 oils recommended for nursing mothers, and impacts the human body positively in the following ways:

         --       Improves resistance to disease;
         --       Improves phosphate for brain cell production

The above products have been shown to be effective.

In 2003, Jiahua Marine commenced a sales strategy, which it believes will lead to strong growth in the current and future years. A unique direct marketing campaign has been introduced in conjunction with large scale tours organized throughout China in prime tourist destinations -- Sanya, Beihai (China's premiere tropical leisure vacation centers) and the Three Gorges project. These tours are captive audiences learning the health advantages of the products during an outing associated with their leisure activities. In addition, in 2003 sales have begun in Hualian Supermarket Co. Ltd., (one of the largest specialty chains in China with well over 1200 outlets and sales of US$2 billion, the first publicly listed supermarket retailer in China) as well as in health product and pharmaceutical outlets throughout China.

Marketing

Our sales and marketing team consists of nine members and is under the supervision of Mr. Harry Wang, our Chief Operating Officer. The sales and marketing team is responsible for establishing our sales and distribution networks both domestically and internationally, promoting our image and product awareness, and maintaining our customer relationships.

We believe that HQOF, one of our principal operating subsidiaries, is the only vertically integrated PRC-based producer present at the International Seafood Shows. This enables HQOF to establish high level and immediate contacts with potential buyers. Buyer preferences and our response to these preferences as well as prices and response to quality and quantity concerns can be immediately addressed without the usual screening and middleman costs.

We have located the following as potential and prospective markets that we intend to focus upon for expansion:

North America

The North American market for tilapia and shrimp is significant and is growing. Competition from producers across the globe, ranging from Bangladesh to Chile, is intense. Minimum quality is presumed as a pre-requisite and consumers tend to be less educated as to the benefits of higher quality in this region. We plan to continue to export to this market where our products are generally well received.

People's Republic of China

Given the enormous demand and potential in the PRC market, we also consider it a prospective market. The advantageous climatic conditions found in Hainan Province allow year-round production, which differentiates it from other areas in the PRC. With the PRC's accession to the WTO and the continued development of our distribution network, opportunities should arise for us to establish strategic linkages with foreign producers and suppliers seeking access to the ever changing and modernizing Chinese market. We will consolidate this position by being a producer of quality product and this strategy should also allow us to decide and select strategic partners in the PRC in the future.

All health and bio-products of the group are sold in this geographic region. A North American marketing initiative has been commenced by the signing of a marketing and distribution agreement with American River Nutrition in March of 2005. The first step in this process is the re-testing of the products by American laboratories to reproduce Chinese results and to make additional tests to support more claims regarding the products.

Competition

Our company is principally engaged in the vertically integrated business of aquaculture through co-operative supply agreements, ocean product harvesting and processing and sales of farm-bred and ocean harvested aquatic products. The co-operative supply agreements entered into between HQOF and selected tilapia and shrimp farmers in Hainan Province secure the supply, quality and price of raw materials for our Production. Through such arrangement, we believe that we have a competitive advantage over our competitors in Hainan Province.

The PRC aquaculture industry is open to competition from local and overseas operators engaged in aquaculture and from other captured fish producers. Our major aquaculture products, tilapia and shrimp, are also facing competition from some other domestic aquaculture producers. Some of the domestic aquaculture processing companies in Hainan Province also obtain the same HACCP Certification and EU Code assignment that we possess, which certifies that their products are also in compliance to certain standards. However, we believe that the competition from such producers is minimal because, to the best of our knowledge, there is no competitor in Hainan Province that has a similar operating scale and production capacity, or that has developed the vertically integrated business model under which we operate.

Although there is no formal entry barrier for engaging in similar aquaculture processing production and activities in the PRC, we believe that the high infrastructure costs associated with developing and constructing processing plants and facilities does pose a barrier to potential competitors. Accordingly, competitors have to mobilize extensive resources in order to maintain a presence similar to ours.

We believe that we are geographically well-positioned to capitalize on the significant potentials of seafood markets both overseas and within the PRC. As buying power increases in Asia, and developed countries gravitate towards fishery products, seafood producers are under great pressure to respond to increasing demands. We further believe that the following factors contribute to our principal strengths and competitive advantages:

Integrated operations. We run a vertically integrated operation that covers key areas along the production chain including sourcing, co-operative supply farming and distribution. Co-operative supply agreements have been secured with several producers who benefit from our extensive technology development program. Through intensive monitoring and quality control of fish fry, pond environment and feed supply, we are able to assure the supply of quality aquaculture products.

International and domestic sales and marketing efforts. We have a distribution network for our export sales and domestic sales that is developed and maintained through our marketing offices in Beijing and Shanghai, through our international direct and indirect marketing efforts, and also by virtue of our presence and participation at international seafood shows.

Strategic location of co-operative supply and production base. We are geographically well-positioned in Hainan Province to leverage on the year-round favorable climatic conditions, abundant water supply and pristine environment. Such strategic location is a key attribute to the success of our co-operative suppliers of locally farmed tilapia and shrimp, particularly white leg shrimp.

Co-operative supply and vertical integration. We have assured supply, quality and price of raw materials for production through long term arrangements with leading local suppliers of shrimp and tilapia. We actively monitor aquaculture quality and provide technological support to our suppliers, which allows us to concentrate our resources and minimize risks. Through intensive monitoring and control of the growth of fish fry, shrimp larvae, pond environment and feed supply, we are able to assure the supply of quality aquaculture products and to enhance product differentiation.

An established track record and brand name in the industry. Since our inception, we have established a track record of supplying high quality aquatic products to our overseas and local customers.

Good quality control. Safe and hygienic processing of aquatic products is of paramount importance, as any failure to carry out the processing of harvested fish correctly could render the product unsuitable for human consumption. We adopt and implement stringent quality control measures and procedures throughout our production process. Our processing plant in Hainan Province has obtained HACCP and EU Code assignment.

Low labor cost. We are operating in a labor intensive industry. Due to the lower labor costs in China, we are able to achieve lower operating cost advantage when compared to our competitors in North America and elsewhere.

Local government support. The policy of Hainan Provincial Government is to encourage increased investment in aquaculture and increased export of farmed aquatic products. In December 2001, HQOF, our main operating subsidiary, was recognized as a "Leading Agriculture Enterprise" by Hainan Provincial

Government, and in April 2001 HQOF was recognized as a New and High Tech Enterprise of Hainan Province. These recognitions will be a great asset when we participate in annual trade shows including the International Boston Seafood Show and European Seafood Exposition.

Reduction of production cost due to the benefit of economy of scale. Expansion of facilities and current sales volumes allows our company to benefit from significant economies of scale. Our research and quality control staff have been able to monitor an increased number of operations without the need of further hiring. Large buyers are able to sole source instead of having to group supply from various producers, allowing long term supply agreements.

Awards we have received. In December 2001, the Company was recognized as a "Leading Agriculture Enterprise" by Hainan Provincial Government, and in April 2001, the Company was awarded the "New/high tech Enterprise of Hainan Province" by Hainan Provincial Technology Authorities. In January 2003, the Company was awarded the Industrial Enterprise of the Province. In 2002, The Company was named a Leading Agriculture Enterprise for both Hainan Province and Wenchang. Our board of directors believes that these accreditations reflect our achievements and contribution to the development of the PRC aquaculture industry. In March 2005, the Company was awarded the prestigious China Excellence Award, for health product excellence and advancement of China business practices, by the China Association of Entrepreneur Foreign Investment (CAEFI), a branch of the China Ministry of Commerce of the People's Republic of China.

Production certification. We also have received HACCP Certification and EU Code assignment, which demonstrates our commitment to providing a variety of high quality aquatic products under stringent hygiene standards.

International management expertise. We have successfully achieved a vertically integrated operation that enables us to capitalize on opportunities in the domestic and international fishery markets. Such achievement can be attributed to our founders and senior management who have contributed their international management expertise and technical know-how to our development.

Government Regulation

Aquaculture  producers  in  the  PRC  have  to  comply  with  the  environmental protection laws and regulations promulgated by the national and local governments of the PRC. Such rules and regulations include, among others, Environmental Protection Law of the PRC, Ocean Environmental Protection Law of the PRC, Regulations on Administration over Dumping of Wastes in the Ocean of the PRC, Ocean Aquatic Industry Administration Regulation, Fishing License Administration Regulation, Regulations on Administration of Hygiene Registration of Exported Food Manufacturers and Regulations on Administration of Quality Control of Food Processors.

Our company complies with various national, provincial and local environmental protection laws and regulations. In addition to statutory and regulatory compliance, we actively ensure the environmental sustainability of our operations. Our costs of compliance with applicable environmental laws are minimal, since the design of the plan includes a state-of-the-art settling and filtration system which is inexpensive to maintain. Penalties would be levied upon us if we fail to adhere to and maintain this standard. Such failure has not occurred in the past, and we generally do not anticipate that it may occur in the future, although no assurance can be given in this regard.

Patents and Trade Secrets

The Company presently has the following patents on its products.

*        Patent Number 460000X340-2001 -- Shark cartilage is highly alkalescent;
         it contains chondroitin sulfate and calcium and impacts the human body positively in the following ways:

         --       Increases  efficiency  of immune  system,  activates  NK cells associated with combating cancer (sharks are cancer free);
         --       Reduces blood acidity improving
         --       Blood pressure
         --       Apoplexy
         --       Heart disease
         --       Fertility
         --       Osteoporosis

* Patent Number 460000X131-2001 -- Shark cartilage also contains glycosaminoglycan, Amino Acids, and collagen proteins which have been specially processed for absorption into the skin and impacts the human body positively in the following ways:

         --       Increases subcutaneous water content
         --       Reduces wrinkles
         --       Slows the visible effects of aging

* Patent Number 460000X338-2001 -- Shark Liver oil is rich in squalene and other nutrients, to which we add vitamins D and E, and impacts the human body positively in the following ways:

         --       Improves   absorption   of  oxygen   in  the  body   which  is
                  particularly important for the brain which consumes 23% of the oxygen used in the body
         --       Eliminates fatigue
         --       Improves health

* Patent Number 460000X342-2001 -- Shark liver oil contains 100 times more Alkoxy-Glyceryl (AKGS) than mothers milk. It is also rich in omega 3 oils recommended for nursing mothers, and impacts the human body positively in the following ways:

         --       Improves resistance to disease;
         --       Improves phosphate for brain cell production.

Intellectual Property

We currently market our products under the label HQ, our own brand. We have registered under serial number 78/534739 the "Tiloveya" trademark in the United States for branding of zero-toxin Tilapia.

Government Regulation

Aquaculture  producers  in  the  PRC  have  to  comply  with  the  environmental protection laws and regulations promulgated by the national and local governments of the PRC. Such rules and regulations include, among others, Environmental Protection Law of the PRC, Ocean Environmental Protection Law of the PRC, Regulations on Administration over Dumping of Wastes in the Ocean of the PRC, Ocean Aquatic Industry Administration Regulation, Fishing License Administration Regulation, Regulations on Administration of Hygiene Registration of Exported Food Manufacturers and Regulations on Administration of Quality Control of Food Processors. See also a description of our compliance with the applicable US Food and Drug Administration requirements relating to food safety and sanitary hazards under "Business--Aquatic Products Processing Facility."

Our company complies with various national, provincial and local environmental protection laws and regulations. In addition to statutory and regulatory compliance, we actively ensure the environmental sustainability of our operations. Our costs of compliance with applicable environmental laws are minimal, since the design of the plant includes a state-of-the-art settling and filtration system which is inexpensive to maintain. Penalties would be levied upon us if we fail to adhere to and maintain this standard. Such failure has not occurred in the past, and we generally do not anticipate that it may occur in the future, although no assurance can be given in this regard.

Announcements regarding Future Growth

The Company has made several announcements regarding future growth which supplement the overall understanding of the Company.

American River Nutrition technology transfer Annoucnement

HQ Sustainable Maritime Marketing Inc. (HQMM), has finalised an agreement with American River Nutrition Inc. (ARN) providing HQSM with leading nutraceutical technology for its health products and nutraceutically enriched aquaculture feed products business. The Agreement also sets the stage for distribution of Health products produced by HQSM in the United States as well as introducing ARN nutraceuticals into China through HQSM's marketing network there.

ARN has cutting edge technology to develop unique nutraceuticals for aquaculture feeds. These ingredients are directed at improving general health, growth, feed conversion and meat quality of fish and shrimp. ARN is currently developing a product that can boost the immune system of shrimp to ward off common viruses.
The impact of access to these new technologies will be a significant boost in developing proprietary technology within the company and an expected significant boost in sales and profitability. Furthermore, the agreement will begin the process of selling HQSM health products in the United States as well as the sale of ARN products through HQSM's distribution network in China. The relevant health products markets in both countries represent a multi-billion dollar business and is expected to lead to the development and sale of many more such products for these markets. Currently HQSM produces and sells shark liver oil and shark cartilage products and sells these through a unique direct sales and retail sales system in China. Currently ARN produces and sells its patent-protected DeltaGold(R) vitamin E, primarily in the USA and Canada.

ARN will work with HQMM to develop and validate relevant technologies and coordinate the application of nutraceutical feed ingredients in feed products for Tilapia and Shrimp particularly developing Nutraceutical feed additives in HQSM's Nutraceutical plant that are health oriented and environmentally sound.

Planned Feedmill Construction Announcement

The new plant represents an investment of USD 3.8 million producing 72,000 tons of feed annually with a total projected sales value of USD 20 million. The feed formulations will be prepared with the benefit of the latest American technologies to assure a minimum of toxicity (for example the elimination of fishmeal) and an optimum of health benefits for consumers. New floating feed formulations will reduce waste in the aquaculture reservoirs thus reducing the requirement for chemicals to stabilise reservoir health. The plant feasibility report approved by HQSM's Board, shows strong profitability especially when considered as an important component of the Group's vertically integrated strategy.

Completed Nutraceutical Plant Acquisition Announcement

The acquisition was for $20 million and has been paid with shares and a note convertible into shares. Because this was a related-party transaction, an appraisal by Vigers was commissioned and the purchase price is 15% below the evaluated value. The independent directors of HQ and its auditors approved this method.

The acquisition of Jiahua provides HQ with the capacity to manufacture nutraceuticals to enrich feed formulations for tilapia and shrimp farmed in the Hainan area. These ingredients are directed at improving general health, growth, feed conversion and meat quality of fish and shrimp. Such products boost the immune system of shrimp to ward off common viruses and deliver various functional food nutrients to humans through the fish and shrimp they eat. HQ is working with leading technology providers throughout the world, in particular in the United States, to deliver these new nutraceutical additives to the fish and shrimp farming industry.

Jiahua is also engaged in the production and sales of marine bio-products and healthcare products in the PRC. It currently holds two subsidiaries, a marine bio-products factory and the Marine Organism Research Institute. The marine bio-products factory is located in Wenchang City of Hainan Province, with a ground floor area of 16,667 square meters and a construction area of approximately 8,000 square meters. It operates two production lines: the powder-product line and the oil-product line. The bio-products factory has obtained HACCP certification from the CIQ (China Entry-Exit Inspection and Quarantine Bureau). Jiahua currently sells six healthcare products under the brand name "Jiahua." Sales in 2003 were over $7 million and after-tax net profit was $2.7 million. Sales in 2004 presently outpace those of 2003.


Jiahua's second subsidiary, the Marine Organism Research Institute, is headed by a group of experts specializing in the research and development of products derived from marine organisms in China. Clinical trials and laboratory testing on Jiahua's various healthcare products have resulted in National Certification. These products, currently sold throughout China, are naturally derived from ocean-harvested byproducts and are winners of Science and Technology Progress Awards in China. Jiahua also has established a long-term relationship with the Qingdao University of Oceanography for production-research and training.

Jiahua's production lines are ideally suited for the manufacture of nutraceutical components. The specific gravity molecular separator and accessory equipment in the plant are required for the manufacture of nutraceutical products that can serve as feed additives in the production of feed, including tilapia and shrimp feed

Amalgamated resources Loan Guarantees Announcement

On October 17, 2005, we executed a financial partnership agreement, dated October 3, 2005, with Amalgamated Resources Holdings Inc. (Alps), a Florida corporation, for loan guarantees of up to an aggregate of USD 70 million. Alps estimates the guarantees when fully deployed over the next five years, will translate into an 8 fold increase in market cap, a 7 fold increase in sales and 7 fold earnings per share increase.

The first round of funding of USD 10 million is now expected for the end of October. No guarantees can be given that HQ will exercise its right to this first round of funding. Pursuant to the terms and conditions of the financial partnership agreement, we are obligated to appoint two directors, designated by Alps, to our Board of Directors and Alps will receive, as collateral, a block of control shares from our founders.

The funds are intended to be used to execute the roadmap announced earlier this year by HQSM Chairman Lillian Wang. The first step will be the expansion of our distribution marketing and branding initiatives in the United States. This will coincide with the planned documentary intended to be broadcast this fall on CNBC. No assurances can be given that the funds will be used precisely for this purpose or that such funds will produce increased revenues or profits.

Our Facilities

Our products processing plant is located at Chinglan Town, Wenchang City, 70 miles away from Haikou City in the PRC. This property is under a long-term lease with a department of local government. We believe that this facility is adequately covered by insurance.

Our Employees

Through Hainan Quebec, our principal operating subsidiary, we currently employ approximately 434 employees, all of whom are full-time employees. They are located predominantly in Haikou, PRC, with the rest of them located in WenChang, PRC. We have employment contracts with many of our employees. None of our employees are covered by a collective bargaining agreement, and we believe our employee relations are good.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

o        discuss our future expectations;
o contain projections of our future results of operations or of our financial condition; and
o        state other "forward-looking" information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."


CRITICAL ACCOUNTING POLICIES AND ESTIMATES
------------------------------------------

The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Management periodically evaluates the estimates and judgments made. Management bases its estimates and judgments on historical experience and on various factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates as a result of different assumptions or conditions.

The following critical accounting policies affect the more significant judgments and estimates used in the preparation of the Company's consolidated financial statements.

Inventories
-----------

Inventories are stated at the lower of cost and net realizable value. Cost is calculated on the weighted average basis and includes all costs to acquire and other costs incurred in bringing the inventories to their present location and condition. The Company evaluates the net realizable value of its inventories on a regular basis and records a provision for loss to reduce the computed weighted average cost if it exceeds the net realizable value.

Income Taxes
------------

Taxes are calculated in accordance with taxation principles currently effective in the PRC. The Company accounts for income taxes using the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Related Parties
---------------

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities.

Revenue Recognition
-------------------

In accordance with the provisions of Staff Accounting Bulletin No. 103, revenue is recognized when merchandise is shipped and title passes to the customer and collectibility is reasonably assured.

Concentration of Credit Risk
----------------------------

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of trade accounts receivable. The Company performs ongoing credit evaluations with respect to the financial condition of its creditors, but does not require collateral. In order to determine the value of the Company's accounts receivable, the Company records a provision for doubtful accounts to cover probable credit losses. Management reviews and adjusts this allowance periodically based on historical experience and its evaluation of the collectibility of outstanding accounts receivable.

Results of Operations - Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Segments
--------

Manufacturing and selling of health and bio-product
---------------------------------------------------

One of our subsidiaries, Jiahua Marine (which was acquired in August 2004) was engaged in manufacturing and selling of health and bio-products. During the year ended December 31, 2005 and twelve months ended December 31, 2004, Jiahua Marine contributed sales of $9,772,762 and $3,242,288 to the Group respectively. The gross profit ratio for this segment was 85% and 83% for 12 months ended December 31, 2005 and 2004 respectively, and the major expense for this segment was advertising, corresponding to about 37% and 52% of revenue for the year ended December 31, 2005 and twelve months ended December 31, 2004 respectively. Net income contributed by this segment was $4,116,399 and $1,005,557 for the year ended December 31, 2005 and twelve months ended December 31, 2004 respectively. The improvement of 2005 compared to 2004 was essentially due to the fact that in 2004, Jiahua Marine was part of our Group for 5 months only, while a full year in 2005.

Manufacturing and selling of aquatic products
---------------------------------------------

The other principal activity of the Group was the manufacturing and selling of aquatic products. The revenue contributed by this segment was $17,780,268 and $17,949,204 for the year ended December 31, 2005 and twelve months ended December 31, 2004, respectively. The gross profit ratio of this segment was at 18% and 13% for the year ended December 31, 2005 and twelve months ended December 31, 2004, respectively. This segment contributed $1,003,857 and $1,121,208 to net income for the year ended December 31, 2005 and twelve months ended December 31, 2004, respectively. As the production temporarily ceased in the first half of 2004 because of major renovations at the factory, this segment actually suffered from a major operational loss in 2004. The rise in profit in 2004 was mainly caused by a substantial recovery of bad debt of $1,057,130 during that period. Without considering such recovery , the improvement in the operating performance of that segment in 2005 was significant compared to 2004.

Operations
----------

Sales. For the year ended December 31, 2005 revenue increased by $6,361,538 or 30% to $27,553,030 from $21,191,492 for the twelve months ended December 31, 2004. The increase resulted from a better performance by the health and bio-product segment, since its operations were acquired in August 2004, showing five months' activities in our Group from that segment in 2004 compared to twelve months' result for 2005. That segment saw its sales increase by $6.5 million compared to the corresponding period of 2004. The revenue from the aquatic products segment slightly decreased by $0.2 million compared to the corresponding period of 2004, as there was an increase in unit selling price of about 16% during the year. That resulted in a higher profit margin for aquatic products in 2005 than 2004.

Cost of sales slightly decreased by $80,081 to $16,002,911 from $16,082,992 for the year ended December 31, 2005, as compared to the twelve months ended December 31, 2004. The slight decrease in cost of sales, while a 30% increase in revenue, was due to a combination of lower costs of sales in the aquatic product segment with higher gross margins, and higher cost of sales in the health and bio-product segment due to higher volume related to a full year's activity in 2005 compared to 5 months in 2004.

Both segments improved their gross profit contribution in 2005. The gross profit ratio of the aquatic product segment improved from 13% to 18% for the year ended December 31, 2005, compared to the twelve months ended December 31, 2004. The gross profit of the health and bio-product segment increased significantly due to a full year's activity in 2005 as compared to 5 months in 2004.

Selling and distribution expenses decreased by $82,472 or 21% to $301,630 for the year ended December 31, 2005, as compared to the twelve months ended December 31, 2004. The decrease resulted from the Company's decision in 2005 to cancel its sales commission policy from the financial year of 2005.

Advertising expenses increased by $1,948,119 from $1,674,988 to $3,623,107 for the year ended December 31, 2005 as compared to the twelve months ended December 31, 2004. The primary factor responsible for that increase was that Jiahua Marine entered our Group in August 2004, showing 5 months of activities in 2004, while in 2005, that segment was part of our Group for a full 12 months. Furthermore, significant advertising expenditures for the promotion of our bio-products to achieve customer recognition is consistent with industry practices.

General and administrative expenses decreased by $610,160 or 20% to $2,421,781 as compared to the corresponding period of the prior year. Non-recurring costs of 2004 related to our Company's going public in that year justify the major portion of the decrease in 2005.

Depreciation increased by $346,175 to $961,295 as compared to the corresponding period to the previous year. The increase in 2005 is due to a full year activity of our bio-products segment in 2005 as Jiahua Marine integrated our Group in August 2004 and also to the effect in 2005 of a full year's depreciation of improvements and renovations that took place in the first half of 2004 in the aquatic product segment.

Profit from operations, before considering the bad debt recovery for both periods, improved significantly from a loss of $597,651 in 2004 to a profit of $4,242,306 in 2005. That improvement in 2005 is mostly due to higher volume of sales with higher gross profit from the bio-products segment and improved gross profit ratio from the aquatic product segment compared to those of 2004.

Finance costs decreased to $360,782 from $406,840 for the year ended December 31, 2005 as compared to the twelve months ended December 31, 2004, an 11% or $46,058 decrease. The decrease was attributable mostly to the reduction in interest on debentures and promissory notes in 2005 since they were reimbursed in the current year. Those debentures and promissory notes were the result of the acquisition in 2004 of Jiahua Marine.

Other expenses increased from $282,229 for the twelve months ended December 31, 2004 to $327,059 for the year ended December 31, 2005, a 16% or $44,830 increase. Other expenses mainly included insurance for vessels, salaries for sailors and loss on disposal of property, plant and equipment during the year. The main reason for the increase was an incurred loss on disposal of motor vehicles in 2005.

Profit before income taxes increased to $3,895,092 for the year ending December 31, 2005, from a loss of $229,590 for the twelve months ended December 31, 2004. That significant improvement was due to higher sales volume and related margins in 2005 from the bio-product segment, and about similar volumes with higher margins from the aquatic products segment.

Current income taxes increased from zero for the twelve months ended December 31, 2004 to $333,092 for the year ended December 31, 2005. Such increase is due to the fact that Jiahua Marine and HQOF earned taxable incomes for the year ended December 31, 2005, while the tax holiday for Jiahua Marine terminated in 2004 and HQOF experienced a tax loss for the twelve months ended December 31, 2004.

Deferred income tax increased by $91,358 from $216,544 to $307,902 for the year ended December 31, 2005, as compared to twelve months ended December 31, 2004. The increase was due to the elimination of temporary differences arising from the recovery of provision for doubtful accounts recorded in the last quarter of 2005.

Minority interest decreased from $62,191 in 2004 to zero in 2005. That change resulted from our Company's acquisition of all the minority interests in HQOF in August 2004, therefore making HQOF a wholly-owned subsidiary from that date.

The net income attributable to shareholders was $3,254,098 for the year ended December 31, 2005, compared with a net loss attributable to shareholders of $383,943 for the twelve months ended December 31, 2004. That significant improvement was the result of higher sales and related margins in the bio-products segment in 2005 compared to 2004 as we acquired Jiahua Marine in August 2004, and to higher profitability experienced in 2005 from the aquatic product segment.

Results of Operations - Three Months Ended March 31, 2006 as Compared to Three Months Ended March 31, 2005

One of our subsidiaries, Jiahua Marine is engaged in the manufacturing and selling of health and bio-products. During the three months ended March 31, 2006 and 2005, Jiahua Marine realized sales of $2,211,842 and $1,924,391 respectively. The gross profit ratio for this segment stood at 85% and 84% for the three months ended March 31, 2006 and 2005, and the major expense was advertising, corresponding to 50% and 52% of revenues for the three months ended March 31, 2006 and 2005 respectively. The net income contributed by this segment was $559,801 and $404,766 for the three months ended March 31, 2006 and 2005 respectively., mostly attributable to an increase in volume.

The other principal activity in our Group is the manufacturing and selling of aquatic products. The revenue contributed by this segment was $4,673,498 in the first quarter of 2006 compared to $1,092,495 for the corresponding quarter of 2005. The related gross profit ratio of this segment was 15% in 2006 compared to 7% for the three months ended March 31, 2005. This segment contributed $8,033 to net income in the first quarter of 2006 compared to a net loss of $395,969 for the corresponding period of 2005. The increased activity of this segment in 2006, together with increased margins resulted in the improved profitability in the first quarter of 2006 compared to the same period of 2005.

For the three months ended March 31, 2006 revenue increased by $3,868,454 or 128% to $6,885,340. This improvement in sales mainly resulted from a better performance of the aquatic product segment in 2006. The sales of that segment increased by $3.6 million in the first quarter of 2006 compared to 2005 while the balance of the increase came from the health and bio-products segment. In the first quarter of 2005, the Island of Hainan, where the Company holds its processing plants, experienced severe weather conditions which affected the performance of the aquatic product segment materially.

Cost of sales increased by $3,054,289 or 2.4 times to $4,353,455 from $1,299,166 for the three months ended March 31, 2006, as compared to the corresponding period of the prior year. Approximately 99% of the increase was due to the increased activities in the aquatic product segment as the turnover of this segment increased by $3.6 million . The overall gross profit ratio decreased from 57% in the first quarter of 2005 to 37% for the current quarter of 2006. That decrease in the gross profit ratio is due to the mix of increased activity from the aquatic product segment in 2006 (with less gross margin) and about similar level of activity and margin in the health and bio-products segment. The increased activity in the aquatic product segment is the main contributing factor in the increase of the gross profit for the current quarter.

Selling and distribution expenses increased by $28,560 or 70% to $69,168 for the three months ended March 31, 2006, as compared to the corresponding period of the prior year. The increase was the result of higher turnover in the current quarter.

Advertising expenses increased by $111,916 or 11% from $1,000,819 as compared to the corresponding period of prior year. The primary factor responsible for the increase in the current quarter is that Jiahua Marine made more advertisements to attract customers in order to increase sales; the turnover of this particular segment increased by 15% in the current quarter compared to the same period of 2005.

General and administrative expenses increased by $376,529 or 60% to $1,003,470 as compared to the corresponding period of the previous year. The increase results mainly from traveling, marketing and investors relations' expenses incurred in the first quarter of 2006 compared to 2005.

Depreciation decreased by $5,824 or 2% to $234,448 as compared to the corresponding period of prior year. The decrease was caused by several assets being fully depreciated, thus requiring less depreciation in 2006 compared to the corresponding period of the 2005.

Doubtful accounts contributed an amount of $145,678 of additional expenses in the first quarter of 2006 from the corresponding quarter of 2005. That was the result of providing conservatively for the slower paying customers in application of our Group's accounting policy.

Financing costs increased to $605,877 from $91,708 for the three months ended March 31, 2006 as compared to the corresponding period of the previous year, an increase of $514,169. The increase was due to a combination of additional financing costs arising from the notes of $ 5,250,000 issued during the current quarter, and a reduction in interest costs on bank loans reimbursed in the period from April 1, 2005 to March 31, 2006. In accordance with US GAAP's, the company recognized the financing costs related to the future conversion of warrants attributed in the first quarter of 2006 to the new investors in the Company; that financing costs amounted to approximately $445,000.

Other expenses decreased from $67,126 for the three months ended March 31, 2005 to $36,167 for the three months ended March 31, 2006, a 46% or $30,959 decrease. The main reason of the decrease was improvement in cost control by management.

Loss before income taxes increased to $713,910 in the first quarter of 2006 from $388,106 in the corresponding quarter of prior year. The increased activity and gross profit recognized in the first quarter of 2006 was affected mainly by increased financing costs ($514,000) and bad debts ($145,000) experienced in the current quarter.

Current income taxes increased from $32,819 to $83,385 in the current period. In the first uarter of 2006, the aquatic product segment was profitable and taxable at a rate of 15% while it suffered a loss in the corresponding quarter of 2005.

Deferred income tax increased by $17,842 from $17,043 to $34,885 for the three months ended March 31, 2006. The increase was due to the income tax rate of the aquatic product segment which went from 7.5% to 15.0% after expiration of the tax holiday period.

The net loss attributable to shareholders increased from $437,968 to $832,180 for the three months ended March 31, 2006. The deterioration, although experiencing increased activity and gross profit in both our segments in the 2006 quarter compared to 2005, was affected by increased financing costs and bad debts, as described above.

LIQUIDITY AND CAPITAL RESOURCES

The Group has in recent years financed its operations primarily with operating revenues. The Group anticipates that revenues from its operations will be sufficient to satisfy the Group's cash requirements for operations during the foreseeable future, except to the extent that increasing orders and sales may require temporary borrowings to finance such expansion and related costs of employee compensation and inventory build-up. No assurance can be given, however, that additional debt or equity financing will not be required or will be available if required.

The current ratio increased from 1.2 times ($10,686,199/$9,214,238) at December 31, 2004 to 2.3 times ($14,989,554/$6,555,210) at December 31, 2005. The increase was mainly due to the Group's improved operating results in 2005 and repayment of approximately $2.7 million short-term loan during the same period.


Management believes that, from time to time, we may attempt to raise financing through some combination of commercial bank borrowings or the private or public sale of equity or debt securities, in an effort to ensure that we have access to sufficient funds to meet our needs. However, future equity or debt financings may not be available to us at all, or, if available, may not be on favorable terms. We cannot assure you that these efforts, together with items described above, will be sufficient to fund our growth, or that external funding will be available to us at favorable interest rates or at all. If we are unable to obtain financing in the future, we will continue to develop our business on a reduced scale based on our existing capital resources.

                            Description of Properties

We currently lease corporate premises approximately 4170 square feet from Doncaster Investments NV, Inc. for a five year period commencing November 22nd 2005 . The space is leased for $3,500 per month.. The property is in good condition and sufficient to meet our needs at this time. We do not plan to obtain additional space in the foreseeable future.

In addition to the above leased premises the company's fixed assets can be summarized as follows;

              Buildings and leasehold improvements      2,884,010
              Plant and Machinery                       8,336,665
              Motor vehicles                               55,993
              Office equipment and furnishings            135,552
                                                       ----------
                  TOTAL                                11,412,220
              Less: accumulated depreciation            3,411,717

Property and equipment are carried at cost. Maintenance, repairs and renewals are expensed as incurred. Depreciation of property and equipment is provided for over their estimated useful lives, which range from three to seven years, using the straight-lined method.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There were no certain transactions or have there been any proposed transactions during the last two years to which we were a party, or proposed to be a party, in which certain persons had a direct or indirect material interest.


                             EXECUTIVE COMPENSATION

The  following  table sets forth for the years ended  December 31, 2005 and from
March  17,  2004  (the  date  of  the  merger)through   December  31,  2004  the
compensation  awarded to, paid to, or earned by, our Chief Executive Officer and
our  three  other  most  highly  compensated   executive  officers  whose  total
compensation during the last fiscal year exceeded $100,000. No other officer had compensation  of $100,000 or more for the years ended December 31, 2005 and from
March 17, 2004 (the date of the merger)through December 31, 2004.

                                                                              Long Term Compensation
                     ---------------------------------------------------------------------------------------------------------------
                         Annual Compensation                       Awards                                      Payouts
                     ---------------------------------------------------------------------------------------------------------------
Name and                                                                                    Securities                    All Other
Principal                                              Other Annual     Restricted Stock    Underlying          LTIP       Compen-
Position             Year      Salary        Bonus     Compensation        Award (s)      Options/SARs (#)     Payouts     sation
------------------------------------------------------------------------------------------------------------------------------------
Norbert Sporns       2004    $112,500       $37,500         --                 --            500,000             --          --
Chief Executive                                                                       options to purchase
Officer                                                                                     shares of
                                                                                           common stock

                     2005    $165,000       $55,000         --                 --               --               --          --


Lillian Wang Li      2004    $112,500       $75,000         --                 --            500,000             --          --
Chairman of                                                                           options to purchase
   the Board of                                                                             shares of
   Directors                                                                               common stock

                     2005    $165,000     $110,000          --                 --               --               --          --


Harry Wang Hua       2004    $ 75,000     $ 75,000          --                 --            500,000             --          --
Chief Operating                                                                       options to purchase
Officer                                                                                     shares of
                                                                                           common stock

                     2005    $110,000     $110,000          --                 --               --              --           --


Jean-Pierre          2004    $ 41,700     $  8,300          --                 --            200,000            --           --
Dallaire                                                                              options to purchase
   Principal                                                                                shares of
   Financial                                                                            common stock (1)
   Officer/
   Principal        2005    $ 110,000    $ 27,500           --                 --               --              --           --
   Accounting
   Officer

(1) Mr. Dallaire's options vest as follows: 100,000 vested 2004, 33,333 vested in 2005, 33,333 will vest in year end 2006 and the remainder at year end 2007.


Unless otherwise restricted by the certificate of incorporation, the members of board of directors have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the board of directors and may be paid a fixed sum for attendance at each meeting of the board of directors or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation thereafter. Members of special or standing committees may be allowed, like, for example, compensation for attending committee meetings.

Options/SAR Grants in Last Fiscal Year
--------------------------------------

None.

Audit Committee Financial Expert
--------------------------------

As stated above, we recently appointed three independent non-executive directors to our board of directors. We consider one of our independent directors, Mr. Jacques Vallee, to be an audit committee financial expert within the meaning of the applicable Securities and Exchange Commission rules and regulations.

Employment Agreements
---------------------

In April 2004, we entered into employment agreements with our top executive officers to secure their commitment to continued service to our company.

Lillian Wang Li's employment agreement has a term of five (5) years, commencing on April 1, 2004, and provides for a base salary of $150,000 for the first year of the term and an annual increase of 10%. The agreement also provides Ms. Wang with an annual bonus of at least $100,000, and this amount may be increased subject to the decision of our board of directors. The agreement also provides for the grant of options to purchase shares of our common stock. The options include an option to purchase an aggregate of twenty percent (20%) of the then fully diluted shares of our common voting stock made available under the stock option plan, and, at the beginning of each calendar quarter, an option to purchase an aggregate of five percent (5%) of the then fully diluted shares of our company's common voting stock made available under the stock option plan. The options granted under the employment agreement will have an exercise price of the fair market value per share of our common voting stock on the date the option is granted. We can terminate Ms. Wang's employment with cause, or without cause upon at least ninety written notice. In the event Ms. Wang's employment is terminated without cause, she will be eligible to receive (1) monthly payments at her then applicable monthly base salary for the rest of her term from the date of termination of her employment; (2) an annual bonus of $50,000 for the rest of her term from the date of termination of her employment; (3) the value of any earned, but unused vacation days; (4) continued coverage under our company's benefits plan; and (5) severance in an amount equal to her annual base salary in effect immediately prior to her last date of employment.

Harry Wang's employment agreement has a term of five (5) years, commencing on April 1, 2004, and provides for a base salary of $100,000 for the first year of the term and an annual increase of 10%. The agreement also provides Mr. Wang with an annual bonus of at least $100,000, and this amount may be increased subject to the decision of our board of directors. The agreement also provides for the grant of options to purchase shares of our common stock. The options include an option to purchase an aggregate of twenty percent (20%) of the then fully diluted shares of our common voting stock made available under the stock option plan, and, at the beginning of each calendar quarter, an option to purchase an aggregate of five percent (5%) of the then fully diluted shares of our company's common voting stock made available under the stock option plan. The options granted under the employment agreement will have an exercise price of the fair market value per share of our common voting stock on the date the option is granted. We can terminate Mr. Wang's employment with cause, or without cause upon at least ninety written notice. In the event Mr. Wang's employment is terminated without cause, he will be eligible to receive (1) monthly payments at his then applicable monthly base salary for the rest of his term from the date of termination of his employment; (2) an annual bonus of $50,000 for the rest of his term from the date of termination of his employment; (3) the value of any earned, but unused vacation days; (4) continued coverage under our company's benefits plan; and (5) severance in an amount equal to his annual base salary in effect immediately prior to his last date of employment.

Norbert Sporns' employment agreement has a term of five (5) years, commencing on April 1, 2004, and provides for a base salary of $150,000 for the first year of the term and an annual increase of 10%. The agreement also provides Mr. Sporns with an annual bonus of at least $50,000, and this amount may be increased subject to the decision of our board of directors. The agreement also provides for the grant of options to purchase shares of our common stock. The options include an option to purchase an aggregate of twenty percent (20%) of the then fully diluted shares of our common voting stock made available under the stock option plan, and, at the beginning of each calendar quarter, an option to purchase an aggregate of five percent (5%) of the then fully diluted shares of our company's common voting stock made available under the stock option plan. The options granted under the employment agreement will have an exercise price of the fair market value per share of our common voting stock on the date the option is granted. We can terminate Mr. Sporns' employment with cause, or without cause upon at least ninety written notice. In the event Mr. Sporns' employment is terminated without cause, he will be eligible to receive (1) monthly payments at his then applicable monthly base salary for the rest of his term from the date of termination of his employment; (2) an annual bonus of $50,000 for the rest of his term from the date of termination of his employment;
(3) the value of any earned, but unused vacation days; (4) continued coverage under our company's benefits plan; and (5) severance in an amount equal to his annual base salary in effect immediately prior to his last date of employment.

In September 2004, we entered into employment with our Chief Financial Officer to secure its commitment to continued service to our company. Jean-Pierre Dallaire's employment agreement has a term of five (5) years, commencing on September 1, 2004, and provides for a base salary of $100,000 for the first year of the term and an annual increase of 10%. The agreement also provides Mr. Dallaire with an annual bonus of at least $25,000, and this amount may be increased subject to the decision of our board of directors. The agreement also provides for the grant of options to purchase shares of our common stock. The options include an option to purchase an aggregate of twenty percent (10%) of the then fully diluted shares of our common voting stock made available under the stock option plan, and, at the beginning of each calendar quarter, an option to purchase an aggregate of five percent (5%) of the then fully diluted shares of our company's common voting stock made available under the stock option plan. The options granted under the employment agreement will have an exercise price of the fair market value per share of our common voting stock on the date the option is granted. We can terminate Mr. Dallaire's employment with cause, or without cause upon at least ninety written notice. In the event Mr. Dallaire's employment is terminated without cause, he will be eligible to receive (1) monthly payments at his then applicable monthly base salary for the rest of his term from the date of termination of his employment; (2) an annual bonus of $25,000 for the rest of his term from the date of termination of his employment;
(3) the value of any earned, but unused vacation days; (4) continued coverage under our company's benefits plan; and (5) severance in an amount equal to his annual base salary in effect immediately prior to his last date of employment.

Stock Incentive Plan

On April 14, 2004, our board of directors formally adopted the Process Equipment, Inc. 2004 Stock Incentive Plan (the "Plan"). The holders of a majority of our outstanding common stock have given their consent to approve the adoption of this Plan. The purpose of the Plan is to increase our ability to attract and retain talented employees, consultants and directors and thereby enhance our growth and profitability. Under the Plan, options to purchase common stock, including "incentive stock options", within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended, restricted stock awards, non-qualified stock options and other equity-based compensation, may be awarded to directors, officers, employees, consultants or other agents.

The board of directors or a committee of independent directors appointed by the board of directors administers the Plan and selects those employees and others who are eligible to participate. The total number of stock reserved and available for grant and issuance pursuant to the Plan will be the lesser of (i) 8% of common stock outstanding (determined on a fully diluted basis exclusive of common stock issued or issuable pursuant to options and other awards granted under the Plan) or (ii) 8,000,000 shares of common stock.

As of the date of this prospectus, no options for shares of our common stock have been granted under the Plan. However, our board of directors has authorized the grants of options exercisable for an aggregate of 5,000,000 shares pursuant to the Plan.

                              Financial Statements

The financial statements required by this Item, the accompanying notes thereto and the reports of independent accountants are included as part of this Form SB-2 immediately following the signature page.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures with any of our accountants for the year ended December 31, 2004 or any interim period. We have not had any other changes in nor have we had any disagreements, whether or not resolved, with our accountants on accounting and financial disclosures during our two recent fiscal years or any later interim period.

                             ADDITIONAL INFORMATION

We have filed with the Commission a registration statement on Form SB-2 under the Securities Act with respect to the common stock offered hereby. This prospectus constitutes the prospectus of HQ Sustainable Maritime Industries, Inc., filed as part of the registration statement, and it does not contain all of the information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information with respect to our company and this offering, we refer you to the registration statement and exhibits filed as part of it. You may inspect the registration statement, including the exhibits thereto, without charge at the Public Reference Room of the Commission at 100 F. Street N.E., Washington, D.C. 20549. You may obtain copies of all or any portion of the registration statement from the Public Reference Room of the Commission at 100 F. Street N.E., Washington, D.C. 20549, upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. You may also access such material electronically by means of the Commissions home page on the Internet at http://www.sec.gov. Descriptions contained in this prospectus as to the contents of a contract or other document filed as an exhibit to the registration statement are not necessarily complete and each such description is qualified by reference to such contract or document.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. Indemnification Of Officers And Directors.

As permitted by the General Corporation Law of Delaware, our Bylaws provide that we will indemnify our officers, directors, employees and agents. This includes indemnification against expenses incurred by a director of HQSM in defending a civil or criminal action, suit or proceeding by reason of the fact that he is or was a director of HQSM (or was serving at HQSM's request as a director or officer of another corporation). Such expenses shall be paid by HQSM in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by HQSM as authorized by relevant sections of the General Corporation Law of Delaware.

The indemnification and advances of expenses provided in our Bylaws shall not be deemed exclusive of any other rights provided by any agreement, vote of stockholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 25. Other Expenses Of Issuance And Distribution.

Expenses payable in connection with the registration and distribution of the securities being registered hereunder, all of which will be borne by the Registrant, are as follows:



Securities and Exchange Commission Fee

Accountants' Fees and Expenses

Legal Fees and Expenses

Blue Sky Fees and Expenses

Printing and Mailing Costs

Miscellaneous

      TOTAL
*to be provided in the final prospectus

            HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES
                     (INCORPORATED IN THE STATE OF DELAWARE
                             WITH LIMITED LIABILITY)
                        CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005
                          INDEX TO FINANCIAL STATEMENTS


Independent Auditors' Report                                              F-2

Consolidated Balance Sheets as of December 31, 2005 and 2004           F-3 - F-4

Consolidated Statements of Income for the years ended December 31,
  2005 and 2004                                                           F-5

Consolidated Statements of Changes in Shareholders' Equity for the
years ended December 31, 2005 and 2004                                    F-6


Consolidated Statement of Cash Flows for the years ended December 31,
  2005 and 2004                                                           F-7

Notes to Consolidated Financial Statements                            F-8 - F-23

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
HQ Sustainable Maritime Industries, Inc. and Subsidiaries in State of Delaware

We have audited the accompanying consolidated balance sheets of HQ Sustainable Maritime Industries, Inc. and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with The Public Company Accounting Oversight Board Standards (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Rotenberg & Co., LLP

Rotenberg & Co., LLP
Certified Public Accountants

Rochester, New York
March 23, 2006


            HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES
                     (INCORPORATED IN THE STATE OF DELAWARE
                             WITH LIMITED LIABILITY)
                           CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 2005 AND 2004
                                     ASSETS

                                                  December 31, 2005   December 31, 2004
                                                  -----------------   -----------------
CURRENT ASSETS
    Cash and cash equivalents                     $       5,140,159   $       4,551,505
    Trade receivables, net of provisions                  8,423,127           5,406,172
    Inventories                                             557,464             228,564
    Prepayments                                             131,864               1,932
    Due from related parties, net of provisions             526,195             388,506
    Advances to employees                                   127,231              27,918
    Tax recoverable                                          83,514              81,602
                                                  -----------------   -----------------
    TOTAL CURRENT ASSETS                                 14,989,554          10,686,199
                                                  -----------------   -----------------

OTHER ASSETS

    Deferred taxes                                          926,623           1,209,790
    Deferred loan costs                                     500,000                --
                                                  -----------------   -----------------
                                                          1,426,623           1,209,790


PROPERTY, PLANT AND EQUIPMENT,
NET                                                       8,000,503           9,029,673
                                                  -----------------   -----------------

TOTAL ASSETS                                      $      24,416,680   $      20,925,662
                                                  =================   =================






The accompanying notes are in integral part of the consolidated financial statements
                                      F-3


            HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES
                     (INCORPORATED IN THE STATE OF DELAWARE
                             WITH LIMITED LIABILITY)

                           CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 2005 AND 2004

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                    December 31, 2005    December 31, 2004
                                                    -----------------    -----------------
CURRENT LIABILITIES
    Accounts payable and accrued expenses           $       2,617,446    $       4,204,630
    Bank loans                                              1,726,264            4,457,831
    Taxes payable                                              73,245                 --
    Due to related parties                                    787,716               86,994
    Due to directors                                        1,350,539              209,361
    Convertible notes                                            --                255,422
                                                    -----------------    -----------------
    TOTAL CURRENT LIABILITIES                               6,555,210            9,214,238
                                                    -----------------    -----------------

OTHER LIABILITIES
    Promissory note
                                                                 --                100,000
                                                    -----------------    -----------------

TOTAL LIABILITIES                                           6,555,210            9,314,238

SHAREHOLDERS' EQUITY
    Preferred stock                                               100                 --
    Common stock                                              116,105               95,055
    Additional paid-in capital                             15,574,752           13,099,205
    Accumulated Other Comprehensive Income                    499,251                 --
    Retained Earnings (Deficit)                              (314,583)          (2,729,152)
    Appropriation of Retained Earnings (Reserves)           1,985,845            1,146,316
                                                    -----------------    -----------------
TOTAL SHAREHOLDERS' EQUITY                                 17,861,470           11,611,424
                                                    -----------------    -----------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY          $      24,416,680    $      20,925,662
                                                    =================    =================


The accompanying notes are in integral part of the consolidated financial statements
                                       F-4


            HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES
                     (INCORPORATED IN THE STATE OF DELAWARE
                             WITH LIMITED LIABILITY)

                        CONSOLIDATED STATEMENTS OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

                                                           2005             2004
                                                      -------------    -------------
SALES                                                 $  27,553,030    $  21,191,492

COST OF SALES                                            16,002,911       16,082,992
                                                      -------------    -------------
GROSS PROFIT                                             11,550,119        5,108,500

SELLING AND DISTRIBUTION EXPENSES                           301,630          384,102
ADVERTISING                                               3,623,107        1,674,988
GENERAL AND ADMINISTRATIVE EXPENSES                       2,421,781        3,031,941
DEPRECIATION                                                961,295          615,120
PROVISION FOR DOUBTFUL ACCOUNTS (RECOVERY)                 (340,627)      (1,057,130)
                                                      -------------    -------------
INCOME FROM CONTINUING OPERATIONS                         4,582,933          459,479

FINANCE COSTS                                               360,782          406,840
OTHER EXPENSES                                              327,059          282,229
                                                      -------------    -------------

INCOME/(LOSS) BEFORE INCOME TAXES                         3,895,092         (229,590)

INCOME TAXES
     CURRENT                                                333,092             --
     DEFERRED                                               307,902          216,544
                                                      -------------    -------------
INCOME/(LOSS) BEFORE MINORITY INTEREST                    3,254,098         (446,134)

MINORITY INTEREST                                              --             62,191
                                                      -------------    -------------
INCOME/(LOSS) ATTRIBUTABLE TO SHAREHOLDERS            $   3,254,098    $    (383,943)
                                                      =============    =============

NET INCOME/(LOSS) PER SHARE
     BASIC AND DILUTED                                $        0.03    $       (0.01)
                                                      =============    =============

WEIGHTED AVERAGE COMMON SHARE OUTSTANDING - BASIC       102,764,361       49,199,528
                                                      =============    =============

WEIGHTED AVERAGE COMMON SHARE OUTSTANDING - DILUTED     103,312,264       49,199,528
                                                      =============    =============

The accompanying notes are in integral part of the consolidated financial statement
                                      F-5

            HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES
                     (INCORPORATED IN THE STATE OF DELAWARE
                             WITH LIMITED LIABILITY)
                  CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

                                              Common Stock                    Preferred Stock            Additional
                                                                                                          paid-in
                                         Share          Par value           Share      Par value          capital
                                     -------------    -------------    -------------   -------------   -------------
Balance at December 31, 2003                10,000    $         100             --     $        --     $  12,731,114
Issued 25,000,000 common stock at
   $0.001 each                          25,000,000           25,000             --              --           390,000
Net income for the period of four
   months                                     --               --               --              --              --
Shares of subsidiary eliminated in
   re-capitalization                       (10,000)            (100)            --              --              --
                                     -------------    -------------    -------------   -------------   -------------
Balance at April 30, 2004               25,000,000           25,000             --              --        13,121,114
                                     -------------    -------------    -------------   -------------   -------------
Issued 70,055,123 common stock at
   $0.001 each                          70,055,123           70,055             --              --        22,533,644
Net income for the period of
   eight months                               --               --               --              --              --
Transfer to reserve                           --               --               --              --              --
Capital reserve accrued during
   the period                                 --               --               --              --              --
Adjustment from acquisition of
   assets under cost basis                    --               --               --              --       (22,555,553)
                                     -------------    -------------    -------------   -------------   -------------
Balance at December 31, 2004            95,055,123           95,055             --              --        13,099,205
                                     -------------    -------------    -------------   -------------   -------------
Issued 21,050,102 common stock at
   $0.001 each net of cost of
   raising capital                      21,050,102           21,050             --              --         2,375,647
Issued 100,000 preferred stock at
   $0.001 each                                --               --            100,000             100          99,900
Net income for the year                       --               --               --              --              --
Transfer to reserve                           --               --               --              --              --
Foreign currency translation
   adjustment                                 --               --               --              --              --
                                     -------------    -------------    -------------   -------------   -------------
                                       116,105,225    $     116,105          100,000   $         100   $  15,574,752
                                     =============    =============    =============   =============   =============



                                     Appropriation    Accumulated
                                      of retained       other            Retained
                                        earnings     comprehensive       earnings
                                       (reserves)       income          (deficit)          Total
                                     -------------   -------------    -------------    -------------
Balance at December 31, 2003         $     957,656   $        --         (2,193,496)   $  11,495,374
Issued 25,000,000 common stock at
   $0.001 each                                --              --               --            415,000
Net income for the period of four
   months                                     --              --         (2,513,990)      (2,513,990)
Shares of subsidiary eliminated i
   re-capitalization                          --              --               --               (100)
                                     -------------   -------------    -------------    -------------
Balance at April 30, 2004                  957,656            --         (4,707,486)       9,396,284
                                     -------------   -------------    -------------    -------------
Issued 70,055,123 common stock at
   $0.001 each                                --              --               --         22,603,699
Net income for the period of
   eight months                               --              --          2,130,047        2,130,047
Transfer to reserve                         151,713            --           (151,713)            --
Capital reserve accrued during
   the period                               36,947            --               --             36,947
Adjustment from acquisition of
   assets under cost basis                    --              --               --        (22,555,553)
                                     -------------   -------------    -------------    -------------
Balance at December 31, 2004             1,146,316            --         (2,729,152)      11,611,424
                                     -------------   -------------    -------------    -------------
Issued 21,050,102 common stock at
   $0.001 each net of cost of
   raising capital                            --              --               --          2,396,697
Issued 100,000 preferred stock at
   $0.001 each                                --              --               --            100,000
Net income for the year                       --              --          3,254,098        3,254,098
Transfer to reserve                        839,529            --           (839,529)            --
Foreign currency translation
   adjustment                                 --           499,251             --            499,251
                                     -------------   -------------    -------------    -------------
                                     $   1,985,845   $     499,251    $    (314,583)   $  17,861,470
                                     =============   =============    =============    =============

The accompanying notes are in integral part of the consolidated financial statements
                                      F-6


            HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES
                     (INCORPORATED IN THE STATE OF DELAWARE
                             WITH LIMITED LIABILITY)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

                                                                      2005            2004
                                                                  ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income/(loss)                                             $  3,254,098    $   (446,134)
    Adjustments to reconcile net income to net cash provided by operating activities :
    Loss on disposal of fixed assets                                   105,476            --
    Goodwill adjusted for reorganization process                          --
    Depreciation                                                       961,295         615,120
    Provision for doubtful accounts (recovery)                        (340,627)     (1,057,130)
    (Increase)/decrease in assets:
        Inventories                                                   (328,900)        239,775
        Trade receivables, net of provisions                        (2,676,328)      3,977,348
        Prepayment                                                    (129,932)        300,820
        Advances to employees                                          (99,313)        (27,918)
        Deferred taxes                                                 283,167         216,544
    Increase/(decrease) in liabilities:
        Accounts payables and accrued expenses                      (1,587,184)        381,152
        Deposit received from customers                                   --           (28,663)
        Promissory notes                                                  --           100,000
        Tax payable                                                     71,334            --
                                                                  ------------    ------------
Net cash used in operating activities                                 (486,914)
                                                                  ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Acquisition of property, plant and equipment                       (15,401)     (1,065,042)
    Capital expenditure                                                   --        (5,966,633)
    Purchase of minority interest from shareholders                       --           162,904
    Cash received from acquisition                                        --         1,205,193
                                                                  ------------    ------------
Net cash used in investing activities                                  (15,401)     (5,663,578)
                                                                  ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from common stock, net of cost of raising capital       2,141,275      23,018,698
    Received from directors                                          1,141,175         209,362
    Received from related parties                                      563,035         498,943
    Repayment of bank loans                                         (2,731,567)     (6,265,061)
    Deferred loan guarantee                                           (500,000)           --
                                                                  ------------    ------------
Net cash provided by financing activities                              613,918      17,461,942
                                                                  ------------    ------------

NET CHANGE IN CASH AND CASH EQUIVALENTS                                111,603      (6,486,275)

EFFECT OF CHANGES IN EXCHANGE RATE ON CASH AND CASH
EQUIVALENTS                                                            477,051            --

    Cash and cash equivalents, beginning of period                   4,551,505      11,037,780
                                                                  ------------    ------------

    Cash and cash equivalents, end of period                      $  5,140,159    $  4,551,505
                                                                  ============    ============

SUPPLEMENTARY CASH FLOWS DISCLOSURES
    Interest paid                                                 $    230,090    $    313,881
                                                                  ============    ============

    Taxes paid                                                    $    260,749    $       --
                                                                  ============    ============

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND
FINANCING ACTIVITIES

    Conversion of promissory note to preferred stock              $    100,000    $       --
                                                                  ============    ============

    Conversion of convertible notes to common stock               $    255,422    $       --
                                                                  ============    ============

    Common shares issued for services                             $  2,098,596    $       --
                                                                  ============    ============

The accompanying notes are in integral part of the consolidated financial statements

                    HQ SUSTAINABLE MARITIME INDUSTRIES, INC.
                     (INCORPORATED IN THE STATE OF DELAWARE
                             WITH LIMITED LIABILITY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

HQ Sustainable Maritime Industries, Inc. ("HQSM") was initially incorporated as Sharon Capital Corporation, or Sharon, on September 21, 1989 under the laws of the State of Nevada. Sharon was a "blind pool/blank check" corporation organized for the purpose of purchasing, merging with or acquiring a business or assets from another company. In July 1990, Sharon was changed to PEI, Inc., which was subsequently changed to Process Equipment, Inc. in November 1990. On March 17, 2004, Process Equipment, Inc., Process Equipment Acquisition Corporation, a Nevada corporation and wholly-owned subsidiary of Process Equipment, Inc., or PEAC, and Jade Profit Investment Limited, or Jade, a British Virgin Islands limited liability corporation, entered into an agreement and plan of merger. Pursuant to that agreement, Process Equipment, Inc., through PEAC, acquired Jade, and 84.42% ownership in Jade's subsidiary Hainan Quebec Ocean Fishing Co. Ltd, a People's Republic of China, limited liability corporation, which we refer to as HQOF. As a result of that transaction, HQOF became our main operating subsidiary. In April of 2004, pursuant to the above agreement and plan of merger, the board of directors of Process Equipment, Inc. and a majority of the stockholders approved a name change and change of domicile of that company to Delaware via a merger with the newly formed wholly-owned Delaware subsidiary, HQSM. The name change, change of domicile and merger became effective on May 19, 2004, with HQSM being the surviving entity in the merger and acquiring all the assets and liabilities of Process Equipment, Inc. On August 17, 2004, we have entered into a Purchase Agreement with Sino-Sult Canada (S.S.C.) Limited, a Canadian limited liability corporation ("SSC"), whereby we acquired Sealink Wealth Limited ("Sealink"), SSC's wholly owned subsidiary incorporated in the British Virgin Islands. That purchase agreement has been filed as an exhibit to our current report on Form 8K filed with the Commission on August 18, 2004. Sealink is the sole owner of Jiahua Marine Bio-Products Co. Ltd., a limited liability company existing in China ("Jiahua Marine") which is primarily engaged in the production and sales of marine bio-products and healthcare products in the PRC, as described in more detail in the above current report. Also as previously disclosed, in the same current report, SSC is owned by three of our current directors and executive officers who are also, together, indirect beneficial owners of the majority of our capital stock.

Further, as previously disclosed in the above current report, effective August 17, 2004, HQSM caused Jade Profit Investment Limited, its wholly-owned subsidiary, to acquire the minority equity interest equal to 15.58% that Jade did not already own in Hainan Quebec Ocean Fishing Company Limited, HQSM's principal operating subsidiary. This purchase was effected by Jade pursuant to the Purchase Agreement, dated as of August 17, 2004, between Jade and Hainan Fuyuan Investment Company Limited, the holder of the minority equity interest of HQOF being acquired by Jade. Jade has previously obtained all requisite governmental approvals in the PRC in order to consummate this transaction.

The Group is principally engaged in the vertically integrated business of aquaculture through co-operative supply agreements, ocean product harvesting, and processing and sales of farm-bred and ocean harvested aquatic products. The principal products of HQOF are cross-bred hybrid of tilapia and white-legged shrimp exporting, directly and indirectly, to the United States, Canada, Japan and European countries. The major market is for export.

The Group has also engaged in the production and sales of marine bio-products and healthcare products in the PRC. The principal products of Jiahua Marine Bio-Product Company Limited (100% hold subsidiary of Sealink) are Shark Cartilage Capsule, Shark Liver Oil and Shark Liver (Soft gel). The major market is domestic in the PRC.

2. BASIS OF PRESENTATION

The consolidated financial statements include the accounts of HQSM and all its subsidiaries ("The Group"). All material inter-company accounts and transactions have been eliminated. The consolidated financial statements are prepared in accordance with generally accepted accounting principles used in the United States of America.

3. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

A. CASH AND CASH EQUIVALENTS

The Group considers cash and cash equivalents to include cash on hand and demand deposits with banks with an original maturity of three months or less.

B. INVENTORIES

Inventories are stated at the lower of cost and net realizable value. Cost is calculated on the weighted average basis and includes all costs to acquire and other costs incurred in bringing the inventories to their present location and condition. The Company evaluates the net realizable value of its inventories on a regular basis and records a provision for loss to reduce the computed weighted average cost if it exceeds the net realizable value.

C. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized.

When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition.

Depreciation is calculated on a straight-line basis over the estimated useful life of the assets. The percentages applied are:

Buildings and leasehold improvement                   2.25% - 9% (10 - 40 years)

Plant and machinery                                    9% - 18% (5 - 10 years)

Motor vehicles                                              18% (5 years)

Office equipment and furnishings                            18% (5 years)

The Company owns 4 fully depreciated vessels which have been taken out of service.

D. FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of financial instruments including cash, receivables, accounts payable and accrued expenses and debt, approximates their fair value at December 31, 2005 and 2004 due to the relatively short-term nature of these instruments.

E. INCOME TAXES

Taxes are calculated in accordance with taxation principles currently effective in the PRC. The Company accounts for income taxes using the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

F. GOVERNMENT SUBSIDIES

Subsidies from the government are recognized at their fair values when received or there is reasonable assurance that they will be received, and all attached conditions are complied with.

G. RELATED PARTIES

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities. The Company conducts business with several related parties in the ordinary course of business. All transactions have been recorded at fair market value of the goods or services exchanged.

H. FOREIGN CURRENCY TRANSLATION

We follow SFAS No. 52, "Foreign Currency Translation", for both the translation and remeasurement of balance sheet and income statement items into U.S. dollars. Resulting translation adjustments are reported as a separate component of accumulated comprehensive income (loss) in stockholders' equity.

The Group maintains its books and accounting records in Renminbi ("RMB"), the PRC's currency, being the functional currency. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date. Any translation gains (losses) are recorded in exchange reserve as a component of shareholders' equity.


On January 1, 1994, the PRC government introduced a single rate of exchange as quoted daily by the People's Bank of China (the "Unified Exchange Rate"). The quotation of the exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People's Bank of China. Approval of foreign currency payments by the Bank of China or other institutions requires submitting a payment application form together with supplier's invoices, shipping documents and signed contracts.

I. USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results when ultimately realized could differ from those estimates.

J. REVENUE RECOGNITION

In accordance with the provisions of Staff Accounting Bulletin No. 101, revenue is recognized when merchandise is shipped and title passes to the customer and collectibility is reasonably assured.

K. EMPLOYEES' BENEFITS

Mandatory contributions are made to the Government's health, retirement benefit and unemployment schemes at the statutory rates in force during the period, based on gross salary payments. The cost of these payments is charged to the statement of income in the same period as the related salary cost.

L. SEGMENTS

No geographical segment analysis is provided for the year ended December 31, 2005 and twelve months ended December 31, 2004, as less than 10% of consolidated revenue and less than 10% consolidated income from operations is attributable to the segment other than the Mainland China.


Business Segment for the year ended December 31, 2005

                                             Aquaculture     Health and     Unallocated
                                               Products     Bio-products       Items       Consolidation
                                            -------------   ------------    -----------    -------------
Sales to external customers
                                               17,780,268      9,772,762           --         27,553,030
                                            ============================================================

General and administrative expenses               427,813        142,482      1,851,486        2,421,781
Depreciation                                      650,804        304,719          5,772          961,295
Selling expenses
                                                  157,570        144,060           --            301,630
Advertising
                                                     --        3,623,107           --          3,623,107
Finance costs                                     227,701        124,173          8,908          360,782
Provision/(Recovery) of doubtful accounts          91,276       (431,903)          --           (340,627)
Income/(loss) before income taxes               1,357,080      4,404,169     (1,866,157)       3,895,092
Income taxes
                                                  353,223        287,771           --            640,994
Net income/(loss) for the year                  1,003,857      4,116,398     (1,866,157)       3,254,098
                                            ============================================================

Segment assets                                 14,212,919      9,059,564      1,144,197       24,416,680
                                            ============================================================

Segment liabilities                             3,070,504      2,106,884      1,377,823        6,555,210
                                            ============================================================

Business segment for the year ended December 31, 2004

                                             Aquaculture     Health and     Unallocated
                                               Products     Bio-products       Items       Consolidation
                                            -------------   ------------    -----------    -------------

Sales to external customers                    17,949,204      3,242,288           --         21,191,492
                                            ============================================================

General and administrative expenses             2,260,417           --          771,524        3,031,941
Depreciation                                      523,688         87,184          4,248          615,120
Selling expenses                                  355,894         28,208           --            384,102
Advertising
                                                     --        1,674,988           --          1,674,988
Finance costs                                     162,403         50,088        194,349          406,840
Recovery of doubtful accounts                   1,057,130           --             --          1,057,130
Income/(loss) before income taxes               1,337,752      1,005,557     (2,572,899)        (229,590)
Income taxes
                                                  216,544           --             --            216,544
Net income/(loss) for the year                  1,121,208      1,005,557     (2,572,899)        (446,134)
                                            ============================================================

Segment assets                                 13,412,191      7,452,718         60,753       20,925,662
                                            ============================================================

Segment liabilities                             4,809,501      2,932,717      1,472,020        9,214,238
                                            ============================================================

N. COMPREHENSIVE INCOME/(LOSS)

The Group has adopted the provisions of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general-purpose financial statements. SFAS No. 130 defines comprehensive income (loss) to include all changes in equity except those resulting from investments by owners and distributions to owners, including adjustments to minimum pension liabilities, accumulated foreign currency translation, and unrealized gains or losses on marketable securities.

O. CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of trade accounts receivable. The Company performs ongoing credit evaluations with respect to the financial condition of its customers, but does not require collateral. In order to determine the value of the Company's accounts receivable, the Company records a provision for doubtful accounts to cover probable credit losses. Management reviews and adjusts this allowance periodically based on historical experience and its evaluation of the collectibility of outstanding accounts receivable.

P. SHIPPING AND HANDLING COSTS

Shipping and handling costs are classified as cost of sales and are expensed as incurred.

Q. ADVERTISING COSTS

Advertising costs are expensed as incurred.

R. NET INCOME PER COMMON SHARE

Net income per common share is computed in accordance with SFAS No. 128, "Earnings Per Share". Basic earnings per common share is calculated by dividing income available to common shareholders by the weighted-average number of common shares outstanding for each period. Diluted earnings per common share is calculated by adjusting the weighted-average shares outstanding assuming conversion of all potentially dilutive convertible securities.

S. DEFERRED LOAN COST

Deferred loan costs represent deposits made to a potential guarantor that will be returned in the event the Company is not provided the loan guaranty

T. RECENT PRONOUNCEMENTS

Prior to January 1, 2005, we accounted for stock-based compensation to non-employees (directors, investors, consultants) in accordance with SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure. Under the fair value recognition provisions of SFAS No. 123, stock-based compensation cost for all stock-based awards was measured at the grant date based on the value of the award and was recognized as expense over the service period for awards that were expected to vest.

Effective January 1, 2005, we adopted SFAS No. 123(R), Share-Based Payment, using the modified prospective application transition method. Because the fair value recognition provisions of SFAS No. 123 and SFAS No. 123(R) were materially consistent under our equity plans, the adoption of SFAS No. 123(R) did not have a significant impact on our financial position or our results of operations. Prior to our adoption of SFAS No. 123(R), benefits of tax deductions in excess of recognized compensation costs were reported as operating cash flows. SFAS No. 123(R) requires excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid.

In November 2005, the FASB issued Staff Position ("FSP") FAS115-1/124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, which addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. This FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance in this FSP amends FASB Statements No. 115, Accounting for Certain Investments in Debt and Equity Securities, and No. 124, Accounting for Certain Investments Held by Not-for-Profit Organizations , and APB Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock . This FSP is effective for reporting periods beginning after December 15, 2005. We do not believe the adoption of this FSP will have a material impact on our financial statements.

In November 2005, the FASB issued FSP FAS123(R)-3, Transition Election to Accounting for the Tax Effects of Share-Based Payment Awards. This FSP requires an entity to follow either the transition guidance for the additional-paid-in-capital pool as prescribed in SFAS No. 123(R), Share-Based Payment , or the alternative transition method as described in the FSP. An entity that adopts SFAS No. 123(R) using the modified prospective application may make a one-time election to adopt the transition method described in this FSP. An entity may take up to one year from the later of its initial adoption of SFAS No. 123(R) or the effective date of this FSP to evaluate its available transition alternatives and make its one-time election. This FSP became effective in November 2005. We continue to evaluate the impact that the adoption of this FSP could have on our financial statements.

4. TRADE RECEIVABLES

The Group's trade receivables at December 31, 2005 and 2004 are summarized as follows:
                                                            2005         2004
                                                         ----------   ----------

Trade receivable                                         $9,160,129   $6,463,031
Less: Allowance for doubtful accounts                       737,002    1,056,859
                                                         -----------------------
                                                         $8,423,127   $5,406,172
                                                         =======================

The activity in the Group's allowance for doubtful accounts during the year ended December 31, 2005 and twelve months ended December 31, 2004 is summarized as follows:

                                                         2005           2004
                                                     -----------    -----------

Balance at beginning of year                         $ 1,056,859    $   829,716
Add: amount acquired from acquisition of Sealink            --        1,284,273
Less: recovery during the year                          (340,627)    (1,057,130)
Exchange difference transfer to exchange reserve          20,770           --
                                                     --------------------------
Balance at end of year                               $   737,002    $ 1,056,859
                                                     ==========================

5. PROPERTY, PLANT AND EQUIPMENT

                                                           2005          2004
                                                       -----------   -----------
Cost:-
Buildings and leasehold improvement                    $ 2,884,010   $ 2,817,990
Plant and machinery                                      8,336,665     8,461,585
Motor vehicles                                              55,993        68,580
Office equipment and furnishings                           135,552       126,470
                                                       -------------------------
                                                        11,412,220    11,474,625
Less: Accumulated depreciation:-
Buildings and leasehold improvement                        357,734       273,479
Plant and machinery                                      2,929,515     2,050,400
Motor vehicles                                              35,877        55,228
Office equipment and furnishings                            88,591        65,845
                                                       -------------------------
                                                         3,411,717     2,444,952

                                                       -------------------------
Property, plant and equipment, net                     $ 8,000,503   $ 9,029,673
                                                       =========================

Depreciation expenses relating to property, plant and equipment was $961,295 and $615,120 for the year ended December 31, 2005 and twelve months ended December 31, 2004, respectively.

6. INVENTORIES

The Group's inventories at December 31, 2005 and 2004 are summarized as follows:

                                                               2005       2004
                                                             --------   --------

Raw materials                                                $ 63,822   $ 84,569
Work-in-progress                                               23,082     82,609
Finished goods                                                470,560     61,386
                                                             -------------------
Total Inventories                                            $557,464   $228,564
                                                             ===================

7. PREPAYMENT

The Group's prepayment at December 31, 2005 and 2004 are summarized as follows:

                                                               2005       2004
                                                             --------   --------

Advances to suppliers                                        $  1,888   $  1,932
Prepaid expenses                                              129,976       --
                                                             -------------------
Total                                                        $131,864   $  1,932
                                                             ===================

8. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses at December 31, 2005 and 2004 are summarized as follows:

                                                             2005        2004
                                                         ----------   ----------

Accounts payable                                         $  273,101   $  146,026
Accrued expenses                                          2,344,345    4,058,604
                                                         -----------------------
                                                         $2,617,446   $4,204,630
                                                         =======================

9. BANK LOANS

As at December 31, 2005, the Group has an expired loan from bank at an amount of $1,726,264 bearing an interest of 7.56% per annum. As at the date of the report, the Group is in negotiation with the banker to extend the said loan and expects to have the loan extended for not less than one year to December 2006. The loans were secured by the pledge of certain fixed assets held by the Group and its subsidiaries.

10. INCOME TAXES

HQOF, registered in the PRC, is subject to state and local income taxes within the PRC at the applicable tax rate as reported in their PRC statutory financial statements in accordance with the relevant income tax laws applicable to wholly-owned foreign enterprises. HQOF was subject to a tax rate of 7.5% from the years of 2003 to 2005. HQOF was entitled to a two-year tax free and three-year half-tax holidays from 2001 commencing with its first profit-making year. Furthermore, the other wholly-owned subsidiary Jiahua Marine enjoys the two-year tax free and three-year half-tax holidays from 2003 commencing with its first profit-marking year. The reconciliation of the effective income tax rate of the Company to the statutory income tax rate in the PRC for the year ended December 31, 2005 is as follows:

     Statutory tax rate                                       15.0%
     Tax holidays and concessions                            (7.5%)
                                                          ------------
     Effective tax rate                                       7.5%
                                                          ============

The Group's income/(loss) before income taxes was comprised of the following for the year ended December 31, 2005 and twelve months ended December 31, 2004, respectively:

                                                         2005           2004
                                                     -----------    -----------

United States                                        $(1,657,206)   $(1,694,305)
Canada                                                  (203,521)      (182,637)
PRC                                                    5,755,819      1,647,352

                                                     --------------------------
                                                     $ 3,895,092    $  (229,590)
                                                     ==========================

Income taxes are calculated on a separate entity basis. There currently is no tax benefit or burden recorded for the United States or Canada. The provisions for income taxes for the year ended December 31, 2005 and twelve months ended December 31, 2004, respectively, are summarized as follows:

PRC only:                                                      2005       2004
                                                             --------   --------

Current                                                      $333,092   $   --
Deferred                                                      307,902    216,544
                                                             -------------------
                                                             $640,994   $216,544
                                                             ===================

Tax recoverable as at December 31, 2005 and 2004 comprise the following:

                                                              2005        2004
                                                            --------    --------

Balance at January 1                                        $ 81,602    $ 81,602
Income tax provided for the period of twelve months           45,321        --
Income tax paid during the period of twelve months           (45,321)       --
Exchange difference transfer to exchange reserve               1,912        --
                                                            --------------------
Balance at December 31                                      $ 83,514    $ 81,602
                                                            ====================

Tax payable as at December 31, 2005 and 2004 comprise the following:

                                                             2005         2004
                                                          ---------    ---------

Balance at January 1                                      $    --      $    --
Income tax provided for the period of twelve months         287,771         --
Income tax paid during the period of twelve months         (215,428)        --
Exchange difference transfer to exchange reserve                902         --
                                                          ----------------------
Balance at December 31                                    $  73,245    $    --
                                                          ======================


11. DEFERRED TAX

Deferred tax assets as at December 31, 2005 and 2004 comprise the following:

                                                               2005           2004
                                                           -----------    -----------
Balance at January 1                                       $ 1,209,790    $ 1,426,334
Deferred tax written off for the period of twelve months      (307,902)      (216,544)
Exchange difference transfer to exchange reserve                24,735           --
                                                           --------------------------
Balance at December 31                                     $   926,623    $ 1,209,790
                                                           ==========================

Deferred taxation is calculated under the liability method in respect of taxation effect arising from all timing differences, which are expected with reasonable probability to crystallize in the foreseeable future.

12. APPROPRIATED RETAINED EARNINGS (RESERVES)

The reserve funds are comprised of the following:

                                                            2005         2004
                                                         ----------   ----------

Statutory surplus reserve fund                           $1,299,266   $  739,580
Public welfare fund                                         649,633      369,790
Capital reserve                                              36,946       36,946
                                                         ----------   ----------
                                                         $1,985,845   $1,146,316
                                                         ==========   ==========

The reserves are disclosed separately on the accompanying statements of stockholders' equity and are considered an appropriation of retained earnings.

Pursuant to the relevant laws and regulations of Wholly Owned Foreign Enterprises, the profits of the Company, which are based on their PRC statutory financial statements, are available for distribution in the form of cash dividends after they have satisfied all the PRC tax liabilities, provided for losses of previous years, and made appropriations to reserve funds, as determined by the Board of Directors in accordance with the PRC accounting standards and regulations.

As stipulated by the relevant laws and regulations for enterprises operating in the PRC, HQOF and Jiahua Marine (both wholly-owned foreign enterprises) are required to make annual appropriations to two reserve funds, consisting of the statutory surplus and public welfare funds. In accordance with the relevant PRC regulations and the articles of association of the respective companies, the companies are required to allocate a certain percentage of their profits after taxation, as determined in accordance with the PRC accounting standards applicable to the companies, to the statutory surplus reserve until such reserve reaches 50% of the registered capital of the companies.

Net income as reported in the US GAAP financial statements differs from that as reported in the PRC statutory financial statements. In accordance with the relevant laws and regulations in the PRC, the profits available for distribution are based on the statutory financial statements. If HQOF has foreign currency available after meeting its operational needs, HQOF may make its profit distributions in foreign currency to the extent foreign currency is available. Otherwise, it is necessary to obtain approval and convert such distributions at an authorized bank.

13. EMPLOYEE STOCK OPTION PLAN

On December 2004, our Board of Directors ratified grants of non-qualified stock options to purchase shares of our common stock under our Stock Option Plan to some of our executive officers and directors, who qualify as employees for valuation purposes, as well as to several of our employees. Each of these new stock options have up to a ten-year term, are subject to the terms and conditions of the Plan, and have an exercise price of $0.28.

Specifically, Norbert Sporns, our Chief Executive Officer, President and director, received 500,000 stock options. Lillian Wang, the Chairman of our Board of Directors, received 500,000 stock options. Harry Wang, our Chief Operating Officer, director and brother of Ms. Wang, received 500,000 stock options; and Fusheng Wang, our director, Honorary Chairman and father of Ms. Wang, received 1,000,000 stock options. Together, Norbert Sporns, Harry Wang and Lillian Wang also indirectly control the majority of capital stock of HQSM. The stock options granted to each of them, as well as to Fusheng Wang, were fully vested when granted. In addition, our Chief Financial Officer, Jean-Pierre Dallaire, received 200,000 stock options. Mr. Dallaire's options were vested in 2004 as to 50% of the grant , with the remaining 50% vesting as follows: 1/3 on June 16, 2005, 1/3 on June 16, 2006, and the remaining 1/3 on June 16, 2007.

Further, at the same date, our Board of Directors ratified grants of stock options to thirteen other employees of HQSM. These stock options were vested then as to 50% of each individual grant, with the remaining 50% vesting as follows: 1/3 on June 16, 2005, 1/3 on June 16, 2006, and the remaining 1/3 on June 16, 2007. In the case of one of the employees, the stock options were fully vested when granted.

Our Board of Directors believes that these stock option grants will help our company to continue to attract, retain and motivate our employees, directors and executive officers. In connection with these grants, our board of directors reserved 5,000,000 shares for issuance under the Plan. In addition, pursuant to the provisions of the Plan, our Board of Directors delegated the full power and authority to administer the Plan, in accordance with its terms, to our Compensation Committee presently consisting of Norbert Sporns, Fred Bild, an independent director, and Daniel Too, also an independent director of HQSM.

The Company has elected to follow Accounting Principles Board Opinion (APBO) No. 25 and related interpretations in accounting for its stock-based compensation made to its employees. APBO No. 25 requires no recognition of compensation expense for most of the stock-based compensation arrangements provided by the Company, namely, broad-based employee stock purchase plans and option grants where the exercise price is equal to or less than the market value at the date of grant. However, APBO No. 25 requires recognition of compensation expense for variable award plans over the vesting periods of such plans, based upon the then-current market values of the underlying stock. In contrast, Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based
Compensation", as amended by SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123", requires recognition of compensation expense for grants of stock, stock options, and other equity instruments, over the vesting periods of such grants, based on the estimated grant-date fair values of those grants. The Company generally uses the straight-line method of amortization for stock-based compensation. Had compensation cost for these plans been determined consistent with SFAS No. 123, the Company's net loss and net loss per share would have been increased to the following pro forma amounts:

                                                          For the years ended
                                                              December 31,
                                                       ------------------------
                                                          2005          2004
                                                       ----------    ----------

Net income (loss)
    As reported                                        $3,254,098    $ (383,943)
    Pro forma                                          $3,254,098    $ (383,943)
Earnings per share
     As reported                                       $     0.03    $    (0.01)
     Pro forma                                         $     0.03    $    (0.01)


14. SIGNIFICANT CONCENTRATION

The Group grants credit to its  customers,  generally on an open account  basis.
The Group's five largest customers accounted for 62.6% of the consolidated sales for the year ended December 31, 2005. Of those five customers, three are in excess of 10% of consolidated sales, with 17.0%, 14.6% and 13.7% of consolidated sales, or an aggregate of 45.3%.

At December 31, 2005, approximately 55.4% of trade receivables were from trade transactions with the aforementioned five largest customers.

15.  WARRANTIES  The Group did not incur any  warranty  costs for the year ended
December 31, 2005, and for the twelve months ended December 31, 2004

16. COMMITMENTS AND CONTINGENCIES A. CAPITAL COMMITMENTS

As of December 31, 2005, the Group has no significant capital commitments required for disclosure.

B. LEASE COMMITMENTS

The lease commitments of the Group as at December 31, 2005 and 2004 were as follows:

                                                               2005       2004
                                                             --------   --------

Within 1 year                                                $ 20,645   $ 22,102
1-2 years                                                      62,045       --
2-3 years                                                      62,045       --
Over 3 years                                                  183,755       --
                                                             -------------------
Total                                                        $328,490   $ 22,102
                                                             ===================

C. LEGAL PROCEEDINGS

The Group is not currently a party to any threatened or pending legal proceedings.

17. CAPITAL STRUCTURE

Common stock consists of authorized shares of 200,000,000 with a stated par value of $0.001 per share. Common stock issued and outstanding as of December
31, 2005 and 2004 was 116,105,225 and 95,055,123, respectively. Preferred stock consists of authorized shares of 10,000,000 with a par value of $0.001 per share.

Preferred shares amounting to 100,000 have been designated as Series A preferred stock. The Series A preferred stock is entitled to superior voting rights and is also convertible into common shares.

During the years ended  December 31, 2005 and 2004,  the Company  issued  common shares  amounting to 21,050,102 and  70,055,123  with net proceeds of $2,396,697
and  $22,603,699,   respectively.  The  amounts  recorded  in  the  accompanying financial statements are net of costs incurred in raising capital.

18. EARNINGS PER SHARE

The following is a reconciliation of the numerators and the denominators of the basic and diluted earnings per share (EPS) computation at December 31, 2005.

                                                                  2005
                                                                  ----
                                                 Income          Shares       Per Share
                                               (Numerator)   (Denominator)      Amount
                                               -----------   -------------   -----------

Basic EPS
Income available to common shareholders        $ 3,254,098     102,764,361   $       .03
Effect of dilutive securities stock options
issued to employees                                   --           547,903          --
                                               -----------------------------------------
Diluted EPS
Income available to common stockholders plus
assumed conversions                            $ 3,254,908     103,312,264   $       .03
                                               =========================================

19. CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

The Group faces a number of risks and challenges since its operations are in the PRC. The Group's operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. The Group's results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

20. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (for comparative purposes only)

On August 17, 2004, HQSM and Sealink, as the parent and management company of Jiahua Marine Bio-products Company Limited. ("Jiahua Marine"), consummated a Purchase Agreement whereby HQSM acquired all of the issued and outstanding capital stock of Sealink at a consideration payable by HQSM in the following manner: (i) $8,888,655 in the form of 12,698,078 shares of HQSM's common stock, $0.001 par value per share, to be delivered to SSC at closing, and (ii) the remaining balance of $11,111,345 payable in the form of a convertible promissory note issued by HQSM to SSC. This note is included as Exhibit B to the Nutraceutical Purchase Agreement. The note accrued interest at the rate of 5% per annum and was converted into: (a) one hundred thousand US Dollars (US$100,000) for 100,000 shares of HQSM's Series A preferred stock, $0.001 par value per share, the proposed terms of which are described below and are fully subject to receipt of all necessary shareholder consents and approvals, and (b) the remaining principal amount of the note equal to US$11,011,345 into 15,730,493 shares of HQSM's common stock. The note was converted upon completion of an audit of HQSM's acquisition of Sealink and Jiahua Marine, performed to the satisfaction of HQSM and receipt of all necessary shareholder consents and approvals.

The Purchase Agreement is being accounted for as a recapitalization of Sealink whereby the historical financial information of Sealink becomes the historical financial information of the Registrant.

The accompanying Unaudited Pro Forma Condensed Consolidated Statement of Income for the twelve months December 31, 2004, has been prepared to reflect the acquisition as if it had occurred as of January 1, 2004.

The accompanying pro forma information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations which would actually have been reported had the merger been in effect during the periods presented, or which may be reported in the future.

                                                                         2004
                                                                     -----------
                                                                        (`000)

Sales                                                                $    26,126
Profit from operation                                                $       776
Profit for the period of twelve months                               $       776
                                                                     ===========

Weighted average outstanding number of shares as at December
31, 2004                                                              69,770,366
Earnings per share                                                   $      0.01

21. SUBSEQUENT EVENT

On January 25, 2006, the Company issued convertible notes in the amount of $5,225,000, maturing January 25, 2008, to a group of private investors. After deducting commissions and other costs, the Company received net proceeds of $4,681,250. Those notes are convertible into shares of the Company's common stock at a per share conversion price of $0.30. The notes shall accrue interest at 8% yearly.

On February 24, 2006, the Company filed a form SB-2 related to the above convertible notes. That prospectus related to the resale by the selling stockholders of up to 49,637,499 shares of our common stock, including up to 17,416,666 (in addition to sufficient shares of common stock to cover a contractual obligation to register 175% of the number of shares of common stock underlying the convertible notes, equaling an aggregate total of 30,479,166 shares of common stock) underlying secured convertible notes in a principal amount of $5,225,000 and up to 19,158,333 shares of common stock issuable upon the exercise of common stock purchase warrants. The secured convertible notes are convertible into our common stock at $0.30.


            HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES
                     (INCORPORATED IN THE STATE OF DELAWARE
                             WITH LIMITED LIABILITY)

                      CONDENSED CONSOLIDATED BALANCE SHEETS


                                     ASSETS
                                     ------



                                                 March 31, 2006    December 31, 2005
                                                  (Unaudited)          (Audited)
                                               -----------------   -----------------
CURRENT ASSETS
  Cash and cash equivalents                    $       9,040,421   $       5,140,159
  Trade receivables, net of provision                  7,539,335           8,423,127
  Inventory                                            1,000,613             557,464
  Prepayments                                            377,630             131,864
  Due from related parties, net of provision             655,885             526,195
  Advance to employees                                    43,475             127,231
  Tax recoverable                                         46,661              83,514
                                               -----------------   -----------------
  TOTAL CURRENT ASSETS                                18,704,020          14,989,554
                                               -----------------   -----------------

OTHER ASSETS
  Deferred taxes                                         891,738             926,623
  Deferred cost                                        1,399,562             500,000
                                               -----------------   -----------------
  TOTAL OTHER ASSETS                                   2,291,300           1,426,623
                                               -----------------   -----------------

PROPERTY, PLANT AND EQUIPMENT, NET                     7,795,505           8,000,503
                                               -----------------   -----------------

TOTAL ASSETS                                   $      28,790,825   $      24,416,680
                                               =================   =================











The accompanying notes are in integral part of the consolidated financial statements.


            HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES
                     (INCORPORATED IN THE STATE OF DELAWARE
                             WITH LIMITED LIABILITY)

                      CONDENSED CONSOLIDATED BALANCE SHEETS


                      LIABILITIES AND SHAREHOLDERS' EQUITY



                                                    March 31, 2006     December 31, 2005
                                                     (Unaudited)           (Audited)
                                                  -----------------    -----------------
CURRENT LIABILITIES
  Accounts payable and accrued expenses           $       1,832,554    $       2,617,446
  Bank loans                                              1,208,385            1,726,264
  Tax payable                                                46,532               73,245
  Due to related parties                                    746,542              787,716
  Due to directors                                        1,544,997            1,350,539
  Current portion of promissory note                      2,850,000                 --
                                                  -----------------    -----------------
  TOTAL CURRENT LIABILITIES                               8,229,010            6,555,210
                                                  -----------------    -----------------

LONG TERM LIABILITIES
  Promissory note, net of discount                          145,200                 --
                                                  -----------------    -----------------

TOTAL LIABILITIES                                         8,374,210            6,555,210
                                                  -----------------    -----------------

SHAREHOLDERS' EQUITY
  Preferred stock                                               100                  100
  Common stock                                              117,095              116,105
  Additional paid-in capital                             18,971,460           15,574,752
  Accumulated Other Comprehensive Income                    443,342              499,251
  Retained Earnings (Deficit)                            (1,232,856)            (314,583)
  Appropriation of Retained Earnings (Reserves)           2,117,474            1,985,845
                                                  -----------------    -----------------

TOTAL SHAREHOLDERS' EQUITY                               20,416,615           17,861,470
                                                  -----------------    -----------------

TOTAL LIABILITIES AND SHAREHOLDERS'
  EQUITY                                          $      28,790,825    $      24,416,680
                                                  =================    =================







The accompanying notes are in integral part of the consolidated financial statements.

            HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES
                     (INCORPORATED IN THE STATE OF DELAWARE
                             WITH LIMITED LIABILITY)

                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

                                                      Three Months Ended
                                               March 31, 2006    March 31, 2005
                                               --------------    --------------

SALES                                          $    6,885,340    $    3,016,886

COST OF SALES                                       4,353,455         1,299,166
                                               --------------    --------------
GROSS PROFIT                                        2,531,885         1,717,720

SELLING AND DISTRIBUTION EXPENSES                      69,168            40,608

ADVERTISING                                         1,112,735         1,000,819

GENERAL AND ADMINISTRATIVE                          1,003,470           626,941
   EXPENSES

DEPRECIATION                                          234,448           240,272

PROVISION FOR DOUBTFUL ACCOUNTS                       183,930            38,352
                                               --------------    --------------

(LOSS) FROM OPERATIONS                                (71,866)         (229,272)

FINANCE COSTS                                         605,877            91,708

OTHER EXPENSES                                         36,167            67,126
                                               --------------    --------------

(LOSS) BEFORE INCOME TAXES                           (713,910)         (388,106)

INCOME TAXES
  CURRENT                                              83,385            32,819

  DEFERRED                                             34,885            17,043
                                               --------------    --------------

 NET LOSS ATTRIBUTABLE TO SHAREHOLDERS         $     (832,180)         (437,968)
                                               ==============    ==============

 NET PROFIT PER SHARE                          $        (0.01)            (0.00)
                                               ==============    ==============

WEIGHTED AVERAGE COMMON SHARE
    OUTSTANDING                                   116,803,336        96,194,971
                                               ==============    ==============





The accompanying notes are in integral part of the consolidated financial statements.


            HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES
                     (INCORPORATED IN THE STATE OF DELAWARE
                             WITH LIMITED LIABILITY)

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2005
                                   (UNAUDITED)
                                                                      2006           2005
                                                                  -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                      $  (832,180)   $  (437,968)
  Adjustments to reconcile net income to net cash provided
     by operating activities:

  Depreciation                                                        234,448        240,272
  Financing expense                                                   446,474
  (Increase)/decrease in assets:
     Inventory                                                       (443,149)        (8,115)
     Trade receivables, net of provisions                             883,792       (291,705)
     Prepayment                                                      (245,766)          --
     Advance to employee                                               83,757         (1,414)
     Deferred taxes                                                    34,885         17,044
  Increase/(decrease) in liabilities:
     Accounts payables and accrued expenses                          (784,892)      (811,905)

     Deposit received from customers                                     --             --
     Taxes payable                                                     10,139         32,873
                                                                  -----------    -----------
Net cash from by operating activities                                (612,492)    (1,260,918)
                                                                  -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property, plant and equipment and construction
      in progress                                                     (31,692)          --
                                                                  -----------    -----------
Net cash from by investing activities                                 (31,692)          --
                                                                  -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from common stock                                          272,800        408,411
  Promissory note                                                   5,225,000           --
  Received from directors                                             194,458          2,287
  (Payment)/Receive from related parties                             (170,864)       251,533
  Deferred Finders and legal fees                                    (450,938)          --
  Repayment of bank loans                                            (517,879)          --
                                                                  -----------    -----------
Net cash from by financing activities                               4,552,577        662,231
                                                                  -----------    -----------

NET CHANGE IN CASH AND CASH EQUIVALENTS                             3,908,393       (598,687)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND
  CASH EQUIVALENTS                                                     (8,130)          --

  Cash and cash equivalents, beginning of period                    5,140,158      4,551,505
                                                                  -----------    -----------

  Cash and cash equivalents, end of period                        $ 9,040,421    $ 3,952,818
                                                                  ===========    ===========

SUPPLEMENTARY CASH FLOWS DISCLOSURES
  Interest paid                                                   $    33,351    $    62,848
                                                                  ===========    ===========

  Taxes paid                                                      $    73,245    $      --
                                                                  ===========    ===========

SUPPLEMENTARY DISCLOSURE OF NON-CASH
  INVESTING AND FINANCING ACTIVITIES
  Common shares issued for services                               $   100,500    $      --
                                                                  ===========    ===========

  Note payable in connection with acquisition of Jiahua Marine    $      --      $   100,000
                                                                  ===========    ===========


The accompanying notes are in integral part of the financial statements.

                     HQ SUSTAINABLE MARTIME INDUSTRIES, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                    UNAUDITED
                                 MARCH 31, 2006
                  --------------------------------------------

NOTE 1 - BASIS OF PRESENTATION

The unaudited  condensed  consolidated  financial  statements of HQ  Sustainable
Maritime Industries, Inc., or HQSM, have been prepared in accordance with generally accepted accounting principles for interim financial information and pursuant to the requirements for reporting on Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in United States of America for complete financial statements. However, such information reflects all adjustments (consisting solely of normal recurring adjustments), which are, in the opinion of management, necessary for a fair statement of results for the interim periods. Results shown for interim periods are not necessarily indicative of the results to be obtained for a full fiscal year. The condensed consolidated balance sheet information as of December 31, 2005 was derived from the audited consolidated financial statements included in the Company's Annual Report Form 10-KSB. These interim financial statements should be read in conjunction with that report.

NOTE 2 - NATURE OF COMPANY

HQ Sustainable Maritime Industries, Inc. ("HQSM") was initially incorporated as Sharon Capital Corporation, or Sharon, on September 21, 1989 under the laws of the State of Nevada. Sharon was a "blind pool/blank check" corporation organized for the purpose of purchasing, merging with or acquiring a business or assets from another company. In July 1990, Sharon was changed to PEI, Inc., which was subsequently changed to Process Equipment, Inc. in November 1990. On March 17, 2004, Process Equipment, Inc., Process Equipment Acquisition Corporation, a Nevada corporation and wholly-owned subsidiary of Process Equipment, Inc., or PEAC, and Jade Profit Investment Limited, or Jade, a British Virgin Islands limited liability corporation, entered into an agreement and plan of merger. Pursuant to that agreement, Process Equipment, Inc., through PEAC, acquired Jade, and 84.42% ownership in Jade's subsidiary Hainan Quebec Ocean Fishing Co. Ltd, a People's Republic of China, limited liability corporation, which we refer to as HQOF. As a result of that transaction, HQOF became our main operating subsidiary. In April of 2004, pursuant to the above agreement and plan of merger, the board of directors of Process Equipment, Inc. and a majority of the stockholders approved a name change and change of domicile of that company to Delaware via a merger with the newly formed wholly-owned Delaware subsidiary, HQSM. The name change, change of domicile and merger became effective on May 19, 2004, with HQSM being the surviving entity in the merger and acquiring all the assets and liabilities of Process Equipment, Inc. On August 17, 2004, we have entered into a Purchase Agreement with Sino-Sult Canada (S.S.C.) Limited, a Canadian limited liability corporation ("SSC"), whereby we acquired Sealink Wealth Limited ("Sealink"), SSC's wholly owned subsidiary incorporated in the British Virgin Islands. That purchase agreement has been filed as an exhibit to our current report on Form 8K filed with the Commission on August 18, 2004. Sealink is the sole owner of Hainan Jiahua Marine Bio-Products Co. Ltd., a limited liability company existing in China ("Jiahua Marine") which is primarily engaged in the production and sales of marine bio-products and healthcare products in the PRC, as described in more detail in the above current report. Also as previously disclosed, in the same current report, SSC is owned by three of our current directors and executive officers who are also, together, indirect beneficial owners of the majority of our capital stock.

Further, as previously disclosed in the above current report, effective August 17, 2004, HQSM caused Jade Profit Investment Limited, its wholly-owned subsidiary, to acquire the minority equity interest equal to 15.58% that Jade did not already own in HQOF, HQSM's principal operating subsidiary. This purchase was effected by Jade pursuant to the Purchase Agreement, dated as of August 17, 2004, between Jade and Hainan Fuyuan Investment Company Limited, the holder of the minority equity interest of HQOF being acquired by Jade. Jade has previously obtained all requisite governmental approvals in the PRC in order to consummate this transaction.

The Group is principally engaged in the vertically integrated business of aquaculture through co-operative supply agreements, ocean product harvesting, and processing and sales of farm-bred and ocean harvested aquatic products. The principal products of HQOF are cross-bred hybrid of tilapia and white-legged shrimp exporting, directly and indirectly, to the United States, Canada, Japan and European countries. The major market is for export.

The Group has also engaged in the production and sales of marine bio-products and healthcare products in the PRC. The principal products of Hainan Jiahua Marine Bio-Product Company Limited (100% hold subsidiary of Sealink) are Shark Cartilage Capsule, Shark Liver Oil and Shark Liver (Soft gel). The major market is domestic in the PRC.

NOTE 3 - USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results when ultimately realized could differ from those estimates.

NOTE 4 - EARNINGS PER SHARE

Basic earnings per share are computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share are not calculated as HQSM are suffering loss during the three months ended March 31, 2006 and 2005.

NOTE 5 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of financial instruments including cash and cash equivalents, receivables, accounts payable and accrued expenses and debt, approximates their fair value at March 31, 2006 and December 31, 2005 due to the relatively short-term nature of these instruments.

NOTE 6 - FOREIGN CURRENCY CONVERSION

The Company's financial information is presented in US dollars. The Group uses the average exchange rate for the period and the exchange rate at the balance sheet date to translate its operating results and financial position respectively. Any translation gains and losses are recorded in accumulated other comprehensive income as a component of shareholders' equity.

NOTE 7 - INCOME TAXES

Taxes are calculated in accordance with taxation rates currently effective in the PRC. The Company accounts for income taxes using the liability method.
Deferred  tax  assets  and   liabilities  are  recognized  for  the  future  tax
consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

The Company's subsidiaries registered in the PRC are subject to state and local income taxes within the PRC at the applicable tax rates on the taxable income as reported in their PRC statutory financial statements in accordance with the relevant income tax laws applicable to foreign enterprises. HQOF and Jiahua Marine were subject to a tax rate of 15% and 7.5%, respectively during this quarter. HQOF and Jiahua Marine were entitled to a two-year tax exempted and three-year half tax rate holiday from 2001 and 2002 commencing with the first profit-making year, respectively.

The reconciliation of the effective income tax rate of the Company to the statutory income tax rate in the PRC for this quarter is as follows:

                                                         HQOF     Jiahua Marine
      Statutory tax rate                                 15.0%            15.0%
      Tax holidays and concessions                                       (7.5%)
                                               ---------------------------------
      Effective tax rate                                 15.0%             7.5%
                                               =================================

Income taxes are calculated on a separate entity basis. Currently there is no tax benefit or burden recorded for the United States.

NOTE 8 - PROMISSORY NOTE AND WARRANTS

Effective January 25, 2006, the Company closed on a financing transaction with a group of private investors for an amount of $5,225,000. After deducting commissions and other costs of the offering of $522,500, the Company received net proceeds of $4,702,500.00. The financing consisted of two components: (a) promissory notes of the Company, in the principal amount of $5,225,000, due January 25, 2008, such Notes convertible into shares of the Company's common stock, $0.001 par value (the "Common Stock") at a per share conversion price at the rate of $0.30 per share of Common Stock; and (b) Class A and Class B Warrants registered in the name of each Investor.

The Notes are due January 25, 2008. The Notes are convertible into shares of the Company's Common Stock at a per share conversion price at the rate of $0.30 per share of Common Stock. The Notes shall accrue interest on the principal amount at a rate per annum of eight percent (8%) from January 25, 2006 and shall be payable, in arrears, subject to the terms and conditions of the Notes, together with principal amount payments, on January 25, 2008.

One Class A Warrant and one Class B Warrant will be issued for each two shares of Common Stock which would be issued on the Closing Date assuming the complete conversion of the Note issued on the Closing Date at the rate of $0.30 per share of Common Stock. The exercise price to acquire a share of Common Stock upon exercise of a Class A Warrant shall be $0.35. The exercise price to acquire a share of Common Stock upon exercise of a Class B Warrant shall be $0.40. The Class A Warrants shall be exercisable until January 25, 2009 (three (3) years after the closing of the financing). The Class B Warrants shall be exercisable until January 25, 2011 (five (5) years after the closing of the financing). The Company also issued to certain Finders' Warrants to purchase 1,741,667 shares of Common Stock similar to and carrying the same rights as the Class B Warrants issuable to the Investors except that the exercise price shall be $0.35 per Warrant Share.

The offer and sale of the securities above were effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Rule 506 promulgated under the Securities Act of 1933, as amended (the "Securities Act") and in Section 4(2) and Section 4(6) of the Securities Act and/or Rule 506 of Regulation D.


The shares of Common Stock underlying the securities sold in this financing transaction will be registered for resale on a Registration Statement to be filed by the Company in accordance with terms and conditions the subscription agreement. .

NOTE 9 - SEGMENTS

No  geographical  segment  analysis is provided for the three months ended March
31, 2006 and 2005, as less than 10% of consolidated revenues and less than 10% of consolidated income from operations is attributable to the segment other than the Mainland China.

Business segment for the three months ended March 31, 2006

                                               Aquaculture   Health and     Unallocated
                                                 Product     Bio-product       Items       Consolidation
                                               -----------   -----------    -----------    -------------

Sales to external customers                      4,673,498     2,211,842           --          6,885,340
                                               =========================================================

General and administrative expenses                155,566        22,621        825,283        1,003,470
Depreciation                                       153,923        77,928          2,598          234,448
Selling expenses                                    49,507        19,661           --             69,168
Advertising                                           --       1,112,735           --          1,112,735
Finance costs                                        3,244        30,478        572,155          605,877
Provision for doubtful accounts                    171,958        11,972           --            183,930
Profit / (Loss) before taxation                     79,771       606,333     (1,400,014)        (713,910)
Income taxes                                        71,738        46,532           --            118,270
Profit / (Loss) for the period                       8,033       559,801     (1,400,014)        (832,180)
                                               =========================================================

Segment assets                                  14,991,215     9,221,777      4,577,833       28,790,825
                                               =========================================================

Segment liabilities                              2,699,070     1,709,294      3,965,846        8,374,210
                                               =========================================================

Business segment for the three months ended March 31, 2005

                                               Aquaculture    Health and    Unallocated
                                                 Product      Bio-product      Items       Consolidation
                                               -----------    -----------   -----------    -------------

Sales to external customers                      1,092,495      1,924,391          --          3,016,886
                                               =========================================================

General and administrative expenses                147,682         36,078       443,181          626,941
Depreciation                                       163,824         75,311         1,137          240,272
Selling expenses                                    20,535         20,073          --             40,608
Advertising                                           --        1,000,819          --          1,000,819
Finance costs                                       57,778         31,220         2,710           91,708
Provision for doubtful accounts                       --           38,352          --             38,352
(Loss) / Profit before taxation                   (378,926)       437,585      (446,765)        (388,106)
Income taxes                                        17,043         32,819          --             49,862
(Loss) / Profit for the period                    (395,969)       404,766      (446,765)        (437,968)
                                               =========================================================

Segment assets                                  12,764,745      7,156,065       245,562       20,166,372
                                               =========================================================

Segment liabilities                              4,162,120      2,480,794     1,941,591        8,584,505
                                               =========================================================

NOTE 10 - RECENTLY ISSUED ACCOUNTING STANDARDS

In November 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 151 "Inventory Costs - an amendment of ARB No. 43, Chapter 4" ("SFAS 151"). This statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS 151 requires that those items be recognized as current-period charges. In addition, this Statement requires that allocation of fixed production overheads to costs of conversion be based upon the normal capacity of the production facilities. The provisions of SFAS 151 are effective for fiscal years beginning after June 15, 2005. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2006. The Company has adopted SFAS 151 and believes that the impact on its consolidated financial statements is immaterial for the quarter ended March 31, 2006.

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets
- an amendment of APB Opinion No. 29" ("SFAS 153"). SFAS 153 replaces the exception from fair value measurement in APB Opinion No. 29 for nonmonetary exchanges of similar productive assets with a general exception from fair value measurement for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for fiscal years beginning after June 15, 2005. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2006. The Company has adopted SFAS 153 and believes that the impact on its consolidated financial statements is immaterial for the quarter ended March 31, 2006.

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3" ("SFAS 154"). SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle. These requirements apply to all voluntary changes and changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 is effective for fiscal years beginning after December 15, 2005. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2006. The Company has adopted SFAS 154 and believes that the impact on its consolidated financial statements is immaterial for the quarter ended March 31, 2006.

In February 2006, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 155, "Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statement No. 133 and 140" ("SFAS 155"). SFAS 155 resolves issues addressed in Statement 133 Implementation Issue No. D1, "Application of Statement 133 to Beneficial
Interests in Securitized Financial Assets." SFAS 155 is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2007. The Company is currently evaluating the impact of SFAS 155 on its consolidated financial statements.

In March 2006, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 156, "Accounting for Servicing of Financial Assets - an amendment of FASB Statement No. 140" ("SFAS 156"). SFAS 156 amends FASB Statement No. 140 with respect to the accounting for separately recognized servicing assets and servicing liabilities. SFAS 156 requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practical. SFAS 156 is effective as of the beginning of the first fiscal year that begins after September 15, 2006. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2007. The Company is currently evaluating the impact of SFAS 156 on its consolidated financial statements.

                                   PROSPECTUS












                             HQ SUSTAINABLE MARITIME
                                INDUSTRIES, INC.












                  The date of this Prospectus in June 15, 2006